Filed pursuant to Rule 424(b)(3)
File number 333-131756

IT&E INTERNATIONAL GROUP

1,924,000 Shares of Common Stock

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 1,924,000 shares of our common stock issuable upon exercise of warrants held by the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, although we will receive proceeds from the exercise of the warrants to the extent they are exercised. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling stockholders) relating to this offering.

The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended (the “Securities Act”). In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an “underwriter” as defined in the Securities Act.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.” The average of the high and low bid price per share of our common stock as reported by the Over-the-Counter Bulletin Board on February 9, 2006, was $0.195.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus dated February 22, 2006

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for 2005, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Such risks and uncertainties include, without limitation:

•       our ability to raise capital to finance our growth;

•       our ability to complete acquisitions and integrate acquired companies;

•       our ability to attract and retain key personnel;

•       general economic and business conditions;

•       the impact of technological developments and competition;

•       our expectations and estimates concerning future financial performance and financing plans; and

•       the impact of current, pending or future legislation and regulation on the biotechnology industry and other risks detailed from time to time in our filings with the Securities and Exchange Commission (“SEC”).

You should read this prospectus and the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering by the selling stockholders, our consolidated financial statements and the notes to those consolidated financial statements that appear elsewhere in this prospectus.

Our Business

We are a life sciences organization focused on providing our clients with services and solutions in the drug development process, clinical research and regulatory compliance. We serve a variety of clients, including those in the private industry, public institutions, research facilities and the government. By focusing on specialized practice areas in regulatory compliance, clinical research, and international development of global health and advanced technology research, we are able to offer solutions with one common goal in mind: to improve the human condition by delivering solutions to the life sciences community.

Significant Recent Events

The Acquisition of Millennix Inc.

On November 9, 2005, we acquired substantially all of the assets of Millennix Inc. (“Millennix”). Millennix is a contract research organization located in the State of New York. We intend to operate Millennix in substantially the same manner as it operated prior to the acquisition as the Millennix division of IT&E International Group. The purchase price paid for the Millennix assets was $1,100,000 in cash, 10,416,667 shares of our common stock and a possible additional $1,400,000 in cash, contingent on the achievement of certain earnout milestones. Further, in connection with the acquisition of the Millennix assets, we also assumed certain liabilities of Millennix in the aggregate amount of approximately $2,200,000, including the amounts outstanding under certain promissory notes in the aggregate principal amount of approximately $850,000 and an assumption and repayment of approximately $78,000 of principal and accrued but unpaid interest owed by Millennix to the Bank of New York. Additionally, in connection with the acquisition of the Millennix assets, we also issued fully vested options to purchase an aggregate of 3,472,223 shares of our common stock to certain Millennix employees. A portion of the proceeds from the Private Placement (defined below) was used to fund the cash portion of the consideration paid for the Millennix assets.

Millennix provides comprehensive clinical research services for Phase I through Phase IV clinical trials, with a focus in oncology and other complex medical conditions. Millennix also assists its clients with strategic and regulatory planning, as well as protocol development, investigator qualification and recruitment, study implementation and management, and data management. Millennix’s clients include large pharmaceutical companies and smaller pharmaceutical and biotechnology companies. With the acquisition of Millennix, we intend to expand our clinical research capabilities with additional information technology capability and broadened activity in related clinical therapeutic indications.

The ComVest Private Placement

Also on November 9, 2005, we entered into a private placement of our senior secured convertible promissory notes (the “Senior Notes”) in aggregate principal amount of $7,000,000 (the “Private Placement”). In addition, in connection with the Private Placement, we issued warrants to purchase an additional 49,999,985 shares of our common stock at an exercise price of $0.10 per share. On December 22, 2005, at a second closing of the Private Placement, we issued additional Senior Notes in the aggregate principal amount of $4,500,000 and warrants to purchase an additional 32,142,847 shares of the Company’s common stock at an exercise price of $0.10 per share. The Senior Notes will automatically convert into a number of shares of our Series D Convertible Preferred Stock (“Series D Preferred Stock”) equal to the total outstanding principal amount of such Senior Notes divided by $1,000 at such time as our Series D Preferred Stock is duly authorized and created. Please see the discussion below under the heading “The Action By Written Consent and Related Information Statement” for a discussion of the manner in which the Series D Preferred Stock shall be authorized and created. Each share of Series D Preferred Stock shall be convertible at the option of the holder into 14,285.71 shares of the Company’s common stock.

In addition, in connection with the Private Placement, ComVest Investment Partners II LLC (“ComVest”) has been granted an option to purchase an additional $5,000,000 in principal amount of Senior Notes, or in value of Series D Preferred Stock, as the case may be, together with warrants to purchase an additional 35,714,275 shares of common stock at an exercise price of $0.10 per share, at any time prior to May 9, 2006 (the “ComVest Option”).

As a result of the Private Placement, ComVest beneficially owns approximately 78.5% of our outstanding common stock, and if ComVest exercises the ComVest Option, it will beneficially own approximately 84.43% of our outstanding common stock. As such, ComVest has effectively acquired control of us. In addition, in connection with the Private Placement, on November 9, 2005, Anthony Allocca resigned as a member of our Board of Directors (the “Board”), leaving five (5) vacancies on the Board. Mr. Allocca’s resignation was voluntary and was necessary in order to enable the holders of our Series D Preferred Stock to ultimately designate five (5) of the seven (7) members of our Board. Mr. Allocca’s resignation was not the result of any disagreement with us or any of our policies and he continues on as one of our officers and employees. The remaining members of our Board appointed Michael Falk and Cecilio Rodriguez to fill two (2) of the existing vacancies on the our Board. In addition, on November 30, 2005, the holders of a majority of our outstanding common stock executed a written consent appointing Robert Tucker to our Board of Directors, effective upon the expiration of the applicable waiting period prescribed by Rule 14c-2 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Please see the discussion below under the heading “The Action By Written Consent and Related Information Statement” for a discussion of the manner in which Mr. Tucker will become a member of our Board of Directors.

The Laurus Note Repayment

On November 9, 2005, we used a portion of the proceeds from the Private Placement to repay in full of all our outstanding obligations and penalties under the existing convertible promissory note in the original principal amount of $5,000,000 in favor of Laurus Master Fund, Ltd. (the “Laurus Note”). The total amount paid to Laurus in satisfaction of these obligations was $4,945,890.21. In addition, in connection with the repayment of the Laurus Note, we amended the Laurus Warrant to reduce the exercise price of such warrant to $0.22 per share.

The Action by Written Consent and Related Information Statement

On December 1, 2005, the holders of a majority of our outstanding common stock executed a written consent approving the following the actions:

Action No. 1:   The adoption and approval of an Agreement and Plan of Merger (the “Reincorporation Agreement”) pursuant to which we will reincorporate and reorganize ourselves from the State of Nevada into the State of Delaware (the “Reincorporation”);

Action No. 2:   The adoption of the IT&E International, Inc., a Delaware corporation (“IT&E Delaware”), Certificate of Incorporation which increases the authorized number of shares of our common stock from 250,000,000 to 650,000,000 and authorizes 10,000,000 shares of preferred stock with rights, preferences and privileges as determined by the Company’s Board from time to time;

Action No. 3:   The approval of a reverse stock split to be effected at any time prior to November 9, 2006 in a ratio not to exceed twenty five (25) shares to one (1) share, the timing and the ratio of such reverse stock split to be determined by our Board of Directors in its discretion;

Action No. 4:   The ratification of the creation of a Series D Preferred Stock and the approval of the Certificate of Designations setting forth the rights, preferences and privileges of such Series D Preferred Stock (“Certificate of Designations”);

Action No. 5:   The approval of an amendment to our 2005 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the Plan from 7,500,000 to 25,000,000; and

Action No. 6:   The appointment of one (1) director to fill one (1) of the existing vacancies on our Board of Directors and the ratification of the appointment of two (2) directors who were appointed by the sitting members of the Board of Directors to fill two (2) existing vacancies on our Board of Directors.

On February 7, 2006, we filed a definitive information statement on Schedule 14C (the “Information Statement”) with the Securities and Exchange Commission (the “SEC”). On February 8, 2006, we mailed such Information Statement to our shareholders. Pursuant to Rule 14c-2 promulgated under the Exchange Act we must now wait for a period of twenty (20) days from February 8, 2006 (March 1, 2006) before we can effect any of the foregoing actions (the “Waiting Period”).

Upon the expiration of the Waiting Period, we intend to promptly effect the Reincorporation. The Reincorporation will be accomplished as follows: (i) we will form a new Delaware corporation, which will be a wholly-owned subsidiary of ours, (ii) we will merge with and into IT&E Delaware pursuant to the Reincorporation Agreement, and (iii) following the merger, IT&E Delaware will be the surviving and successor entity and IT&E Delaware certificate of incorporation and bylaws will become our governing documents. Pursuant to the Reincorporation Agreement, each outstanding share of our common stock will automatically convert into one (1) share of common stock of IT&E Delaware. Effective upon the Reincorporation, our name will change from “IT&E International Group” to “IT&E International, Inc.”

In connection with the Reincorporation, we also intend to file the Certificate of Designations thereby duly authorizing and creating our Series D Preferred Stock, at which time the Senior Notes will automatically convert into shares of such Series D Preferred Stock.

In addition, upon the expiration of the Waiting Period, the amendment to our 2005 Equity Incentive Plan and the appointment of Robert Tucker to our Board of Directors will become effective.

Our Board has determined not to effect the reverse stock split at this time, but intends to do so prior to November 9, 2006.

Company Information

IT&E International Group was organized under the name Clinical Trials Assistance Corporation, or (“Clinical Trials”) in Nevada on April 22, 2002. On June 14, 2004, Clinical Trials acquired all of the outstanding shares of IT&E International, Inc. and amended its Articles of Incorporation to change the corporate name to IT&E International Group. Our principal executive offices are located at 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California 92075. Our telephone number is (858) 366-0970. The address of our website is www.iteinternational.com. Information contained on our website is not a part of this prospectus.

The Offering

Common stock offered in this offering	1,924,000 shares
Common stock to be outstanding after this offering	60,448,875(1)
Use of proceeds

All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by the selling stockholders to the extent they are exercised. The proceeds we would receive if all the warrants were exercised would be approximately $423,280. These proceeds, if any, will be used for general corporate purposes.

OTC Bulletin Board symbol	“ITER.OB”

(1)          Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 60,448,875 shares of our common stock outstanding as of February 9, 2006. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are acquired and sold by the selling stockholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of warrants or other rights to acquire our common stock outstanding as of February 9, 2006.

Summary Financial Information

In the table below, we provide you with historical summary financial data for the two years ended December 31, 2004 and 2003, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for, and as of the end of, the nine months ended September 30, 2005 and 2004, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year ended December 31,		Nine months ended September 30,
	2004	2003	2005	2004
	(restated)		(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	$13,843,137	$10,410,885	$13,416,191	$9,725,131
Operating Expenses	(4,337,746)	(3,447,640)	4,238,691	2,957,963
Net Income (loss)	(467,465)	82,029	(920,822)	(263,563)
Net Income (loss) per share—basic and fully diluted	(0.02)	0.00	(0.05)	(0.01)

The table below sets forth a summary of our consolidated balance sheet data as of December 31, 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for, and as of, the end of the nine months ended September 30, 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	December 31, 2004	September 30, 2005
	(restated)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$402,779	$2,177,026
Working Capital	1,618,258	1,712,145
Total Assets	4,412,156	5,771,397
Total stockholders’ Equity	923,213	266,691

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

In addition, this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below.

RISKS RELATED TO OUR BUSINESS

We may not be able to attract, retain or integrate key personnel, which may prevent us from successfully operating our business.

We may not be able to retain our key personnel or attract other qualified personnel in the future. We believe that our continued success will depend to a significant extent upon the efforts and abilities of our senior management team, including Peter Sollenne, our Chief Executive Officer, Kelly Alberts, our President and Chief Operating Officer and Dr. Gene Resnick, Senior Vice President and President of our Millennix division. These individuals possess industry knowledge and have successfully built strong working relationships with our clients. Our failure to retain Mr. Sollenne, Mr. Alberts or Dr. Resnick, in particular, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our executive officers.

Our success depends on our ability to attract and retain scientific and technical personnel.

Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific and technical personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. Competition for this personnel is significant, and we may not be able to attract or retain key employees when necessary, which would limit our operations and growth.

We may pursue strategic acquisitions or investment in new markets and may encounter risks associated with these activities that could harm our business and operating results.

We may pursue acquisitions of, or investments in, businesses and assets in new markets that we believe will complement or expand our existing business or our customer base. Our acquisition strategy involves a number of risks, including:

•       difficulty in successfully integrating acquired operations, personnel, technology, customers, partner relationships, services and businesses with our operations;

•       loss of key employees of acquired operations or inability to hire key employees necessary for our expansion;

•       diversion of our capital and management attention away from other business issues;

•       an increase in our expenses and working capital requirements; and

•       other financial risks, such as potential liabilities of the businesses we acquire.

Our growth may be limited and our competitive position may be harmed if we are unable to identify, finance and complete future acquisitions. There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, amortization expenses related to goodwill and other intangible assets, a decrease in profitability, or future losses. The incurrence of debt in connection with any future acquisitions could restrict our ability to obtain working capital or other financing necessary to operate our business. Our future acquisitions or investments may not be successful, and if we fail to realize the anticipated benefits of these acquisitions or investments, our business and operating results could be harmed.

We may be responsible for maintaining sensitive patent information, and any unauthorized use or disclosure could result in substantial damage and harm to our reputation.

We collect and utilize data derived from various sources to recruit patients for clinical studies. We have access to names and addresses of potential patients who may participate in these studies. As a result, we know what studies are taking place, and who may be participating in these studies. In order to deliver a targeted mail program, we compile specific demographic information. We must protect this information to address privacy concerns. The information keyed to a specific disease state could be inadvertently disclosed without the consent of the patient. Due to these privacy concerns, we must take steps to ensure patient lists remain confidential. Any unauthorized disclosure or use could result in a claim against us for substantial damages and could harm our reputation.

If we do not keep pace with rapid technological changes, our products and services may become less competitive or obsolete, especially our perceptive informatics business.

The biotechnology, pharmaceutical and medical device industries generally, and clinical research specifically, are subject to increasingly rapid technological changes. Our competitors or others might develop technologies, products or services that are more effective or commercially attractive than our current or future technologies, products or services, or render our technologies, products or services less competitive or obsolete. If competitors introduce superior technologies, products or services and we cannot make enhancements to our technologies, products and services necessary to remain competitive, our competitive position will be harmed. If we are unable to compete successfully, we may lose customers or be unable to attract new customers, which could lead to a decrease in revenue.

Our operating results have fluctuated between quarters and years and may continue to fluctuate in the future, which could affect the price of our common stock.

Our quarterly and annual operating results have varied and will continue to vary in the future as a result of a variety of factors. We suffered a net operating loss of $398,165 in fiscal 2004. We had a net operating loss of $920,822 for the nine months ended September 30, 2005. Factors that cause these variations in our operating results include:

•       the level of new business authorizations in a particular quarter or year;

•       the timing of the initiation, progress, or cancellation of significant project;

•       the mix of services offered in a particular quarter or year;

•       the timing of the opening of new offices;

•       costs and the related financial impact of acquisitions;

•       the timing of internal expansion;

•       the timing and amount of costs associated with integrating acquisitions;

•       the timing and amount of startup costs incurred in connection with the introduction of new products, services or subsidiaries; and

•       the incurrence of debt and certain costs associated with such debt.

Although none of these bullet points have adversely affected our operations in the past, they are certainly significant factors that need to be considered as potential risk factors with regards to our operating results. Many of these factors, such as the initiation of new projects between quarters or years are beyond the Company’s control.

A significant portion of our operating costs relate to personnel, which accounted for approximately 85% of our total operating costs in fiscal year 2004. As a result, the effect on our revenues of the timing of the completion, delay or loss of contracts, or the progress of client projects, could cause our operating results to vary substantially between reporting periods. If our operating results do not match the expectations of securities analysts and investors as a result of these factors, the trading price of our common stock will likely decrease.

If we do not adequately protect our intellectual property, our business may suffer, we may lose revenue or we may be required to spend significant time and resources to defend our intellectual property rights.

We regard the protection of our patents, trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights, especially when it comes to writing U.S. Food and Drug Administration (“FDA”) protocols for our clients. We have entered into confidentiality and non-disclosure agreements with our employees, contractors, and clients, and nondisclosure agreements with parties with whom we conduct business, in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology intellectual protocols or deter independent third-party development of similar technologies’ protocols.

Our competitors hold their methodologies to write FDA protocols highly confidential. The more widely we prepare FDA protocols with outside clients, the more likely our FDA protocols become vulnerable to duplication by our competition. We do not know if we will be able to protect, even if we copyright our protocols and writing methodologies, from the competition.

We also seek to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources and may not be successful.

We are significantly influenced by our directors and executive officers.

Our directors and executive officers beneficially owned an aggregate of approximately 83.04% of our outstanding common stock as of November 15, 2005. Following the Reincorporation and the issuance of shares of our Series D Preferred Stock, our directors and officers will beneficially own an aggregate of approximately 95.79% of our outstanding common stock, including the common stock issuable upon the conversion of the shares of Series D Preferred Stock, and also including the approximately 75.84% of our outstanding common stock held by ComVest where Mr. Falk, one of our directors, is the Managing Partner, and as such may be deemed to have indirect beneficial ownership of all shares owned by ComVest. Mr. Falk disclaims any beneficial ownership of such shares owned by ComVest. In addition, ComVest has an option to purchase additional Senior Notes or shares of Series D Preferred Stock for an aggregate purchase price of $5,000,000 and warrants to purchase 35,714,275 shares of the Company’s common stock prior to May 6, 2006. Subsequent to the closing of the ComVest Option, if any, ComVest will beneficially own 83.11% of the Company’s outstanding common stock. These shareholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our shareholders, including the election of directors and the approval of mergers and other business combination transactions.

RISKS RELATED TO OUR INDUSTRY

We operate in a market that is highly competitive, and if we are unable to compete successfully, our revenue could decline and we may be unable to gain market share.

The market for life science outsourcing is highly competitive. Our future success will depend on our ability to adapt to changing technologies, evolving industry standards, product offerings, evolving demands of the marketplace and to expand our customer base through long-term contracts. Some of our competitors have longer operating histories and larger customer bases, which means they have more experience in completing clinical trials in order to obtain regulatory approvals. In the regulatory compliance area, we compete against RCM Technologies, Teratec, and Comsys (Venturi Partners), in the clinical services area, we compete against Quintiles, Covance, Charles River/Inveresk, SFBC International, Covalent, Icon, Kendle, and Parexel, among others. Our competitors have greater marketing capabilities which has helped them establish stronger name recognition and longer relationships with clients. We may not be able to compete with those companies effectively.

Our competitors may also be better positioned to address technological and market developments or may react more favorably to technological changes. If we fail to gain market share or lose existing market share, our financial condition, operating results and business could be adversely affected and the value of your investment in us could be reduced significantly. We may not have the financial resources, technical expertise, marketing, distribution or support capabilities to compete successfully.

Government regulation could adversely affect our profitability.

The industry standards for the conduct of clinical research and development studies are embodied in the regulations for Good Clinical Practice (“GCP”). The FDA and other regulatory authorities require that results of clinical trials that are submitted to such authorities be based on studies conducted in accordance with GCP. These regulations require that we, among other things, comply with the following specific requirements:

•       obtain specific written commitments from the investigators;

•       verify that appropriate patient informed consent is obtained;

•       monitor the validity and accuracy of data;

•       instruct investigators and studies staff to maintain records and reports; and

•       permit appropriate governmental authorities access to data for their review.

We must also maintain reports for each study for specified periods for auditing by the study sponsor and by the FDA. We are liable to our clients for any failure to conduct their studies properly according to the agreed upon protocol and contract. If we fail to conduct a study properly in accordance with the agreed upon procedures, we may have to repeat the study at our expense, reimburse the client for the cost of the study and pay additional damages. Further, if we fail to meet government specifications with regards to record-keeping and protocol development, it could result in a major delay for our client to obtain FDA approval for their pharmaceutical product, and even negate a multi-million dollar client study, requiring the study to be repeated. Compliance with government regulations to develop a proper study protocol and record-keeping methodologies, places a major burden on us. Failure to do so, can result in loss of clients, liability to us from these clients, and loss of business.

In foreign countries, including European countries, we are also subject to government regulation, which could delay or prevent our ability to sell our services in those jurisdictions.

In order for us to market our services in Europe and some other international jurisdictions, we and our agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required to market our services, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our services internationally.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

There is a large number of shares that may be sold in the market as a result of this offering, which may cause the price of our common stock to decline.

As of December 31, 2005, 60,448,875 shares of our common stock were outstanding. We are registering pursuant to this prospectus 1,924,000 shares of our common stock. These shares of common stock, upon acquisition pursuant to the registration statement, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to the registration statement. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

Issuance of stock to fund our operations may dilute your investment and reduce your equity interest.

We may need to raise capital in the future. Any equity financing may have significant dilutive effect to stockholders and a material decrease in our stockholders’ equity interest in us. We may be required to raise capital, at a time and in and amount, which are uncertain, especially under the current capital market conditions, and on undesirable terms. We could face unforeseen costs or our revenues could fall. New sources of capital may not be available to us when we need it or may be available only on terms we would find unacceptable. If such capital is not available on satisfactory terms or is not available at all, we may be unable to continue to fully develop our business, and our operations and our financial condition may be materially and adversely affected. In addition, debt financing, if obtained, could increase our expenses and would be required to be repaid regardless of operating results. Equity financing, if obtained, could result in substantial dilution to our existing stockholders. At its sole discretion, our Board may issue additional securities without seeking stockholder approval, and we do not know when we will need additional capital or, if we do, whether it will be available to us.

The actual or anticipated resale by the selling stockholders of shares of our common stock may cause the market price of our common stock to decline.

The resale of our common stock by the selling stockholders through open market transactions or other means may, depending upon the timing of the resales, depress the market price of our common stock. There is no lock-up or other restriction on the resale of this stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated resales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

In addition, the public float of our common stock is small in comparison to our total shares outstanding on a fully diluted basis, which will likely result in a very thin public market for the trading of our shares if such a market develops. Limited trading in our stock will also result in a high degree of volatility in our stock price.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

We may be in violation of Section 5 of the Securities Act and consequently Laurus may have rescission rights.

The SEC has notified us that it believes that the filing of a prior registration statement related to the shares issued upon exercise of the warrants held by the selling stockholder may have violated Section 5 of the Securities Act. If a violation of Section 5 occurred, Laurus may have obtained the right to rescind the original transaction.

We do not plan on declaring or paying dividends.

We have never declared or paid a dividend on our capital stock, nor do we have any plans to do so in the future.

We may effect a reverse stock split and the results of such a reverse stock split on the market price for our common stock is uncertain.

On December 1, 2005, the holders of a majority of our outstanding common stock approved a reverse stock split of our outstanding common stock at any time before November 9, 2006 based upon an exchange ratio not to exceed 25 shares to 1 share. The exact ratio of the reverse stock split is to be determined by our Board, in its sole discretion. We cannot predict the actual impact of a reverse stock split on the market price for our common stock. The history of similar reverse stock split actions for companies in like circumstances is varied. There is no assurance that the market price per share of our common stock after a reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. A number of companies that have completed reverse stock splits have experienced declines in the price of their stock after the reverse stock split. While a reverse stock split is intended to raise the market price for our common stock to a level that may be more attractive to investors and is not a reflection on our financial position, it is possible that the market price for our common stock will decline after we complete a reverse stock split. The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Additionally, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after a reverse stock split.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of warrants to purchase 1,924,000 shares held by the selling stockholders to the extent they are exercised. If all the warrants are exercised, we would receive approximately $423,280. We will use the proceeds from the exercise of these warrants, if any, for general corporate purposes.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ITER.OB.”

The following table sets forth the high and the low bid price per share quoted on the Over-the-Counter Bulletin Board for the periods indicated:

	High	Low
Fiscal 2005
Quarter ended December 31, 2005	$0.35	$0.14
Quarter ended September 30, 2005	$0.28	$0.15
Quarter ended June 30, 2005	$0.49	$0.20
Quarter ended, March 31, 2005	$0.51	$0.33
Fiscal 2004
Quarter ended December 31, 2004	$1.00	$0.16
Quarter ended September 30, 2004	$1.94	$0.62
Quarter ended June 30, 2004	$2.05	$1.25
Quarter ended March 31, 2004	$0.00	$0.00

These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

As of February 9, 2006, the last reported sales price for our common stock was $0.195.

As of December 31, 2005 there were approximately 30 stockholders of record of our common stock. In addition, there are beneficial owners of our common stock whose shares are held in street name and, consequently, we are unable to determine the actual number of beneficial holders of our common stock.

Dividend Policy

To date, we have not paid any dividends on its common stock and do not expect to declare or pay any dividends on such common stock in the foreseeable future. Payment of any dividends will be dependent upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board. In addition, the Senior Secured Notes and our Series D Preferred Stock prevent us from declaring or paying any dividends on our common stock without the prior consent of the holders thereof.

SELLING STOCKHOLDERS

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders. The table assumes the issuance of all shares of our common stock being registered hereunder upon exercise of outstanding warrants held by the selling stockholders and that each selling stockholder is not part of a group for which ownership amounts should be aggregated. Percentage of beneficial ownership after the offering is based on 60,448,875 shares of our common stock outstanding as of February 9, 2006 and assumes the exercise of all warrants. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Unless otherwise described below, to our knowledge, no selling stockholder nor any of its affiliates has held any position or office with, or been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering(2)
Name	Number of Shares	Number of Shares Being Registered(1)	Number of Shares	Percent
Laurus Master Fund, Ltd.(3)	1,924,000	1,924,000	—	—

(1)          Represents the number of shares we are required to register pursuant to registration rights of the selling stockholders.

(2)          Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.

(3)          Eugene Grin and David Grin are the sole members of Laurus Capital Management L.L.C., the manager of Laurus Master Fund, Ltd., and consequently have voting and investment control over the securities held by Laurus Master Fund, Ltd. The selling stockholder holds a warrant to purchase shares of our common stock as set forth in the table above and has exercised his right to include such shares in this prospectus pursuant to a registration rights agreement dated October 18, 2004. As of the date hereof, the selling stockholder has not exercised the warrant. Under the terms of the warrant, the selling stockholder may not exercise the warrant if the number of shares issued upon such exercise would cause the selling stockholder to beneficially own more than 4.99% of our issued and outstanding shares of common stock without 75 days prior notice.

PLAN OF DISTRIBUTION

We are registering an aggregate 1,924,000 shares of common stock covered by this prospectus on behalf of the selling stockholders. The selling stockholders may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholders as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders in transactions on the Over-the-Counter Bulletin Board or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

•       a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

•       ordinary brokerage transactions in which the broker solicits purchasers;

•       in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

•       in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•       privately negotiated transactions; or

•       in a combination of any of the above methods.

If required, we will file a post-effective amendment to the registration statement to include any additional or changed material information regarding the plan of distribution and to reflect any fundamental change in the information in the registration statement.

The selling stockholders may sell the shares described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus.

The selling stockholders also may resell all or a portion of the shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act and any applicable state securities laws in open market transactions in reliance upon Rule 144 under the Securities Act and such state securities laws. No selling stockholders have advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

•       the name of the participating broker-dealer(s) or underwriters;

•       the number of shares involved;

•       the price(s) at which the shares were sold;

•       the commissions paid or discounts or concessions allowed by the selling stockholder to the broker-dealers or underwriters, if any; and

•       other information material to the transaction.

The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholders that the anti-manipulation rules promulgated under the Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholders.

The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

We will not receive any proceeds from the sale of the shares by the selling stockholder. However, we will receive the exercise price if the selling stockholders exercise any warrants. We cannot be certain as to when and if any warrants will be exercised.

We have agreed to bear all expenses of registration of the shares, including fees and expenses, if any, of one counsel to the selling stockholders. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.

There can be no assurances that the selling stockholders will sell all or any of the shares of common stock offered under this prospectus.

This registration statement to which this prospectus relates is being filed pursuant to the Registration Rights Agreement dated October 18, 2004 between the Company and Laurus, as amended (the “Laurus Registration Rights Agreement”). Subject to the terms and conditions of the Registration Rights Agreement, we agreed to keep this registration statement effective until the earlier of:

•       the date as of which all shares of our common stock registered under this registration statement have been sold; or

•       the date as of which the selling stockholder may sell all its shares of our common stock registered under this registration statement during any 90 day period pursuant to Rule 144 of the Securities Act and are registered or qualified or exempt form registration or qualification under the registration, permit or qualification of all applicable state securities laws.

BUSINESS

Overview

Business Development, Organization and Acquisition Activities

IT&E International Group. was organized under the name Clinical Trials Assistance Corporation (“Clinical Trials”) by the filing of Articles of Incorporation with the Secretary of State of the State of Nevada on April 22, 2002. On June 14, 2004, Clinical Trials acquired IT&E International, Inc. and amended its Articles of Incorporation to change the corporate name to IT&E International Group. IT&E International Group and its consolidated subsidiaries are referred to throughout this prospectus as “we,” “us,” “our,” and the “Company.”

We are a life sciences organization focused on providing our clients with services and solutions in the drug development process clinical research and regulatory compliance. We serve a variety of clients, including those in the private industry, public institutions, research facilities and the government. By focusing on specialized practice areas in regulatory compliance, clinical research, and international development of global health and advanced technology research, we are able to offer solutions with one common goal in mind: to improve the human condition by delivering solutions to the life sciences community.

Principal Products, Services, and Principal Markets

We are a provider of a broad range of services to the life sciences industries. We primarily provide our clients with solutions to complex needs managing the drug development process, in clinical research and regulatory compliance.

We offer a suite of comprehensive clinical trial support services for Phase I through Phase IV clinical trials. Our services include patient and investigator recruitment, biostatistical analysis, data management, data entry and verification and regulatory affairs services. In addition, we assist our clients with case report form design, protocol development, data entry and verification, full tracking and audit trail documentation, adverse event reporting and FDA submission. Our biostatistical analysis group also provides data mining studies, database design, representation at FDA and other regulatory meetings, and additional specialized biostatistical analysis.

We also provide regulatory compliance services to pharmaceutical, biotech, healthcare and other life science companies by providing to them the expertise to evaluate, structure, implement and maintain effective quality programs and processes that ensure compliance with applicable FDA regulations. We offer a diverse solution for the validation and compliance of quality systems, laboratory and manufacturing processes, clinical data systems, laboratory automation, content management, electronic document management, and a solution for facilities, utilities and equipment validation and compliance.

Clinical Research

Our Services.   We provide clinical research solutions to the pharmaceutical and biotechnology industry through a unique focus on specialty clinical studies in oncology, HIV/AIDS and other complex infectious diseases, dermatology, gene therapy, immunologic therapy, biologics and other challenging metabolic and chronic diseases.

Through our Millennix division, we provide:

•       high-quality, professional clinical research services to our pharmaceutical, biotechnology and device sponsor clients in focused, complex and challenging clinical development areas;

•       methods for using changing patterns of health care delivery systems to maximize access to clinical studies by providers and patients and effectively manage drug development programs within both traditional and managed care settings; and

•       a professional relationship with investigative sites, sponsor clients and employees which respects their respective contributions, skills and achievements.

In addition, we are able to manage the subtleties and special requirements of all phases of clinical research, such as:

•       Phase I first-time-in-man or safety studies which require meticulous safety reporting and rapid communication between sponsor and sites;

•       Phase II clinical studies which emphasize patient populations, demographics and accurate dose administration;

•       Phase III clinical studies which accelerate investigator and patient accrual and timely reporting requirements for careful data tracking and hands-on project management; and

•       Phase IV clinical studies which include on-going safety studies, publication, knowledge database, disease management and patient education/intervention strategies.

We have approximately 35 employees providing such services, which represents over 85 years of combined industry experience. This experience has supported numerous IND, NDA and PLA applications, and registrations in the U.S., with similar regulatory filings abroad.

Through November 2005, our Millennix division has recruited to over 4,900 clinical sites. Our Millennix division investigator database includes 3,100 qualified investigators in various therapeutic specialties. Our Millennix European Union (“EU”) network includes over 400 clinical sites and takes into account critical success factors such as the site’s specific patient population, the investigator’s expertise and experience, site support functions and the national and institutional regulations and policies.

Since 2002, our Millennix division has conducted over 400 U.S. site qualification/initiation visits and over 1,000 interim monitoring visits. EU field monitors are locally skilled in culture and custom with oncology experience and familiarity with key investigative sites across Europe.

Our clinical research associates (“CRAs”) are the “eyes and ears” of the project team in the field. In accordance with good clinical practices and a sponsor-approved study monitoring plan, each CRA will visit applicable sites at pre-determined intervals. Our CRAs are specially trained and have a minimum of three years oncology experience. Through documented training on our standard operating procedures (“SOPs”), study-specific guidelines, the applicable study protocol, case report form (“CRF”) completion and the therapeutic indication under study, each CRA can: (i) closely monitor each site for compliance with the protocol and applicable regulations; (ii) assure accurate data capture; and (iii) provide on-site study support as a key part of their function. This level of direct oversight and support fosters increased site compliance, cooperation and enthusiasm. Each of our project teams and the applicable CRAs attempt to jointly identify site-specific issues and initiate solutions proactively.

We maintain an internal, integrated quality assurance (“QA”) process. Our clinical operation procedures, staff and field functions and data management are all developed with a QA focus and are subject to audit. Independent auditors/reviewers submit reports to the project team for corrective actions. In addition, our SOPs have had successful FDA and numerous sponsor audits. Our SOPs also serve as a regulatory interface for numerous sponsors.

Our Data Management and Analysis Systems.   Our data systems are SAS-based, utilizing ClinAccess® PowerServer as a clinical database management system (“CDMS”). CRFs are imaged during the process,

allowing data operators to data enter directly from the electronic image. Queries that are generated can be compared with the imaged CRF adding accuracy and speed to the data review process and minimizing paper handling. Images are available for storage, transfer and regulatory filing. Our integrated data management systems function in global programs, while U.S./EU systems provide data management services for programs with a focused region. In addition our systems are 21 CFR (Code of Federal Regulations) Part 11 and ICH GCP compliant.

We also have the flexibility to adapt and use existing sponsor methodology, when required, for clinical study programs. We can also provide the methodology, tools and superior competencies for critical drug development activities. Our data management system has demonstrated success with both large and small programs, for both large and small sponsors.

We can also provide “real-time” tracking techniques for assessing site-specific patient enrollment and follow-up. Through interface with the central randomization function, or through study-specific fax-based enrollment tracking, we can rapidly gather, collate and report enrollment and follow-up information. We view transfer of timely, accurate information to the sponsor as critical to identifying important trends in study progress and to alert the sponsor to study progress or difficulties. Central randomization via telephone, fax or interactive voice system, or site randomization via random code generation is also provided for appropriate study design and development.

Our data management tools include fax-based data and safety reporting to facilitate study completion. Our data fax system allows rapid collection of CRFs completed at the site. Faxed CRFs are then indexed and imaged through a designated fax server to our CDMS database for immediate data entry and query processing in either “clean” or “de-coupled” data capture mode. We also offer electronic data collection (“EDC”) for appropriate studies, allowing remote data entry at investigative sites, with immediate edit checking and query generation. Since implementation at the sites is critical, we offer electronic and hands-on training to assure site compliance. The EDC system incorporates database structure, auto-coding and validation, with SAS export, on-going site support and help desk functions.

Database design, development and testing occur early in the study process, prior to availability of study data. Every clinical study database is extensively tested using “test” data prior to receiving “live” data. Data screens and programmed edit checks are routinely provided and are tested and validated prior to implementation. All functions require sponsor review and approval prior to finalization. Data queries are resolved through CRF review and/or data retrieval from the study sites. Adverse events and concomitant medications are coded using MedDRA and WHO Drug or custom dictionaries at the request of the sponsor.

Statistical services include development of a statistical analysis plan, with draft listings and tables well in advance of study conclusion. Statistical programming is SAS based and yields analysis datasets. Final generation of an interim and/or final statistical analysis occurs after appropriate database lock and is followed by a statistical report. Database transfer at study conclusion, or at any interval during the conduct of a study, is accomplished in SAS datasets, or other format, following testing to any sponsor platform.

The Millennix Information Management System.   We also provide technologic solutions for clinical research and for acceleration of entry of new products and therapeutics into the marketplace. Our Millennix Information Management System (“MIMS”) is an Internet-based communication tool that provides secure, password-protected access. Through the study/sponsor specific MIMS tool, clinical sites, sponsors and staff can easily transfer documents, download study forms, provide reports of patient enrollment and adverse events or order drug supplies. MIMS provides audit and archive functions, time/date stamping and online electronic distribution. These services have accelerated clinical study initiation and communication of key study information. The web portal system can be customized with a specific study or client “look” as necessary.

Our Transitional Research Group.   Our Transitional Research Group (“TRG”) assists in the design of clinical development programs for therapeutics emerging from preclinical research over a broad range of therapeutic classes, including small molecular entities, biotechnology derived products, vaccines and medical devices.

Our TRG focuses on products in early clinical development for which there is no existing comprehensive development plan or for products that have completed the discovery of safety issues. We assist our clients with a development plan, taking into consideration the unique properties of the product to optimize the pre-clinical program, while meeting all regulatory requirements.

The mission of our TRG is to provide the following services:

•       The most efficient study design and clinical development pathway;

•       Design, write, compile and review the pre-clinical data for regulatory submission packages including pre-meeting packages, IND submissions and investor presentations;

•       Meet and interact with regulatory agencies;

•       Write expert safety reports;

•       Conduct literature reviews; and

•       Minimize total costs and timelines for regulatory approval.

Program Management and Outsourcing

We offer a broad range of validation and compliance services from management consulting and computer systems validation (“CSV”) to clinical staff augmentation. We are dedicated to designing, developing and implementing practices that protect the integrity of the computerized systems and equipment used in health product research and manufacturing processes. We ensure that these systems are maintained in a validated state throughout their entire lifecycle by following documented protocols and standardized procedures. We have the ability to deliver regulatory compliance services in the following fields:

•       Guidelines Interpretation—We provide services related to the interpretation of FDA validation and compliance criteria. We then provide consulting teams to assist the client in implementing such compliance strategies.

•       Planning and Strategy—We assist customers in developing an overall FDA validation and compliance strategy and developing methods and procedures for staying in compliance.

•       Corporate policies and procedures—We work with its customers in designing overall quality assurance, quality control and FDA regulatory compliance policies and procedures. In addition, part of our service is to then implement these procedures throughout an organization.

•       Independent Vendor Audits and Assessments—We work with a client to assess its vendors to ensure they are in compliance with FDA regulations and are operating in a validated state.

•       SOP (standard operating procedure) Generation and Revision—We provide services to customers to prepare Standard Operating Procedures in the area of FDA Regulatory compliance, and to establish ongoing SOP’s to keep a customer in compliance with FDA regulations.

•       Gap Analysis—We will work with a customer in preparing a SWAT (software analysis testing) analysis, identifying gaps in their compliance and validations procedures. We then will work with a customer in closing those gaps in their procedures in their laboratory, clinical and manufacturing environments.

•       Risk Analysis—Business and Regulatory—We will work with a customer in assessing FDA Regulatory exposures in their cGxP (current good manufacturing, lab and clinical practices) environments.

•       Remediation—We will perform project based remediation (corrective action) projects in support of FDA 483 warning letters, and other regulatory processes.

•       Training end users and program managers.

We also provide services in the CSV, CFR (Code of Federal Regulations) Part 11, CFR Part 210/211, CFR Part 58, Part 320, Part 820/QSR, GAMP4 (Good Automated Manufacturing Practices version 4.0) as well as European and Asian standards. Our validation and compliance team (estimated around 100 people both outside contractors and full-time employees) designs, develops and implements practices that protect the integrity of the computerized systems, equipment and facilities used in health product research and manufacturing processes. Further, we ensure that these systems are maintained in a validated state throughout their entire lifecycle by following documented protocols and standardized procedures. By analyzing market trends, continually reengineering our best practices, utilizing leading technology and keeping abreast of changes from the regulatory bodies, we are able to ensure a high degree of quality standards are being met.

In addition, we specialize in quality procedures, programs and management consulting in FDA regulated areas within the pharmaceutical and biotechnology industries including: audits, remediation, quality systems, and validation and qualification of processes, cleaning, environment, and computerized systems. We have developed and implemented several plant-wide systems in the pharmaceutical and biotechnology industries and are recognized as a verifiable quality leader. We have developed an extensive database which includes formats and templates to get FDA Validation and Compliance projects off and running quicker and maximize the efficiency in development and the ensuing validation and compliance processes. We provide services focused around GxP compliance, validation and regulatory affairs for the life sciences industry, including the following:

•       CSV;

•       21 CFR Part 210/211—Good Manufacturing Practices;

•       21 CFR Part 11—Electronic Signatures and Electronic Records o Several other FDA and EMEA regulated areas;

•       Computerized Systems Validation;

•       Cleaning Validation;

•       Facility, equipment and Utility Validation;

•       Sterilization and Sanitization Validation; and

•       Process Validation.

The following are representative of program management and outsourcing client engagements within the last two years:

•       Computer systems validation and software testing for a pharmaceutical company:   We provided project management and remediation services related to computer systems validation and software testing for a pharmaceutical company that involved three primary systems: 1) Labware, 2) LIMS

(Laboratory Information Management System), and 3) Documentum (A specialized FDA validation document management system). This project included the creation of standard operating procedures, management of requirements, and responsibility for integration of numerous related systems.

•       Strategic validation and compliance guidance and computer system and software validation for a research hospital:   In their continued search to find treatments for cancer in children, our client built a facility to manufacture vaccines and stem cells to support phase I / II clinical trials. The new facility needed to be in compliance with the various FDA regulations applicable to it. We created a validation road map for the client, managed the design and implementation of their network, computer system and software which included standardized desktop environment, Internet connectivity, security, core systems, laboratory and network monitoring systems; then we produced validation plans and trained the client’s staff on the standard operating procedures.

•       Computer systems validation and software testing for a biotechnology company:   We provided LIMS (Laboratory Information Management System) customization programming and validation support for a biotechnology company client. This included creating the standard operating procedures related to the system.

•       Software validation for a biotechnology company:   We created validation and compliance policies, procedures and guidelines related to a statistical programming environment validation for SAS software.

•       Computer systems validation for a laboratory in the United States:   We conducted an evaluation of the quality systems overseeing the computer system validation and 21 CFR Part 11 compliance for manufacturing systems for a laboratory in the United States. We reviewed corporate guidelines and associated procedures against 21 CFR Part 11 guidelines and related computer systems validation regulatory requirements. We performed a procedural assessment identifying procedures required for the ongoing compliance of the systems, and we were responsible for defining gaps in compliance and suggesting remediation for those gaps. We also reviewed how the 21 CFR Part 11 assessments are conducted by the client. We assessed high visibility manufacturing and laboratory systems for 21 CFR Part 11 compliance, how the systems were defined, how remediation activities were conducted and how computer systems validation issues were resolved. We also advised the client regarding quality system structure, layout, communication, and suggested adjustments.

•       Computer systems assessment for a pharmaceutical company:   We evaluated the customer’s quality system to determine its compliance with respect to current U.S. and European regulatory guidance and quality standards. The evaluation was performed to assess the quality system in the areas of computer systems lifecycle development and implementation, project management, network infrastructure, security, and computer systems validation. We also reviewed and analyzed the client’s information technology department’s compliance with the current corporate headquarters standard operating procedures.

•       Computer systems validation and CFR Part 11 validation for a biotechnology company:   We performed project management and remediation services related to Argus 9.2, including incremental validation. Argus 9.2 is a drug safety database used for FDA submissions.

We also offer a staff augmentation solution for the clinical trials and clinical research industry, including:

•       Clinical data entry and data management personnel

•       SAS(R) based solutions throughout every stage of a drug’s lifecycle from discovery, development, and through commercialization. We focus on assessing, advising, and designing comprehensive systems solutions in the pharmaceutical, biotechnology, and medical devices industries. We provide leading and emerging pharmaceutical and biotechnology companies with project-based consulting services in the areas of data management (SAS(R) databases and Oracle(R) Clinical systems), clinical programming, biostatistics, and clinical validation (GCP). The IT&E team of project/program managers (a team of approximately 30 to 35 people, both outside contractors and full-time employees) bring an average of 10+ years of biopharma experience to their clients, as well as the tools, talent and strategies necessary to carry a project from conception to completion. Our extensive database selects and employs project-specific analysts to provide constant monitoring of project scope, budget, and deliverables while utilizing the our Project Tracking System to provide clients with real-time, comprehensive status reports.

Data Management

We provide a full range of data management solutions, including SAS(R) databases and Oracle(R) Clinical, as well as web-based or conventional means of data capture. Following are some of the specific areas of expertise:

•       SAS(R) databases—Major functions supported;

•       Datasets;

•       Case Report Form design and analysis;

•       Safety Information;

•       Data marts for Data mining;

•       Integrated Data Analysis Systems;

•       Data Validation Specifications;

•       Database Design, install, and upgrade;

•       Data Quality Assurance;

•       Global Database Integration;

•       Oracle(R) Clinical—Major functions supported;

•       Define and manage a Clinical Study (Protocol);

•       Define data elements to be collected in a Clinical study;

•       Define and generate data entry screens;

•       Define edit checks to be applied to the data;

•       Validation and derivation procedures for the data;

•       Collect and manage data; and

•       Data extract to SAS for analysis.

Clinical Programming

We provide accurate and reliable programming to support regulatory submissions and clinical study reports. Because of the extensive experience of our consultants, we are able to optimize the flow of valuable scientific and operational data thereby assisting our clients to get their products to market faster.

Biostatistics

Our biostatisticians focus on the delivery of quality design consulting and statistical analyses for clients engaged in complex clinical studies. This team delivers superior results for targeted summaries of key findings within the regulatory finding process, as well as producing creative scientific presentations. Some of the areas of expertise are as follows:

•       Clinical Study Design;

•       Estimation of sample size;

•       Trial duration;

•       Structuring of treatment comparisons;

•       Definition of key endpoints;

•       Number and timing of analyses;

•       Precise interpretations of results;

•       Data displays and interpretations;

•       Clinical development programs;

•       ISS/ISE preparation;

•       Prepare integrated clinical/statistical reports;

•       Design tables and graphics;

•       Analysis planning and preparation;

•       Summary of statistical methodologies; and

•       Support submissions to regulatory agencies (FDA).

Clinical Validation (GCP)

Our clinical validation practice goes hand-in-hand with the efforts of our Compliance Group. Our regulatory and safety services must compliment our clients’ drug development process from beginning to end. By partnering with our clients to design a study that combines an understanding of the regulatory environment and current FDA regulations, we ensure a smooth and efficient development cycle. We have designed our own Clinical Validation Methodology for the enterprise that is designed to satisfy regulated business practices and procedures that involve multiple groups within the organization (users, systems, database administrators, and other support staff).

Typically, the our Validation Plan describes the system and scope, outlines the schedule and resources (GANTT), defines the testing strategy (and SOPs), and describes the deliverables that will document the validation process. The steps are as follows:

•       Validation Plan Preparation;

•       System Inventory Preparation;

•       Preparing the work plan using the 5C’s: System Classification, Complexity, Control, Compliance, Criticality;

•       Preparing Individual System Profiles & Gap Analysis;

•       Global Technological & Procedural Gap Matrix Preparation;

•       Preparing, Monitoring and Executing various Validation Protocols including Design Qualifications (DQ), Installation Qualifications (IQ), Operational Qualifications, (OQ), Performance Qualifications (PQ), Equipment Qualifications (EQ); and

•       Risk Analysis Matrix (The validation effort is premised on a determination of risk and after addressing the 5 C’s can we ascertain what level of design documentation is sufficient for a specified system).

The following are representative of client engagements within the last two years with respect to our clinical services:

•       We provided global biostatistics support and in particular biostatistics support for Phases I, II and III clinical trials related to oncology and nephrology for a biotechnology company client.

•       We provided biostatistics support for Phase IV (post-marketing) clinical trial related to oncology and statistical programming services for a biotechnology company client.

•       We provided biostatistics support services for Phase II and III clinical trials related to oncology for a biotechnology company client.

•       We provided statistical programming services for Phase I, II and III clinical trials related to HIV for a pharmaceutical company client and assisted with the preparation of the New Drug Application related thereto.

•       We provided clinical data management services for Phase II and III clinical trials related to HIV for a pharmaceutical company client.

•       We provided statistical programming services for Phase II and III clinical trials related to allergies and respiratory diseases for a pharmaceutical company client.

Competition

The drug and medical device development outsourcing industry consists of hundreds of smaller, limited-service providers and a number of full-service global development companies. The industry continues to experience consolidation and, in recent years, a group of large, full-service competitors has emerged. This trend of industry consolidation appears to have created greater competition among the larger companies for clients and acquisition candidates.

In addition to competing with a number of other global, full-service companies, we also compete against some medium-sized companies, in-house research and development departments of pharmaceutical and biotechnology companies, as well as universities and teaching hospitals. In addition, the industry has few barriers to entry. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, compete aggressively against larger companies for clients. Increased competition might lead to price and other forms of competition that might adversely affect our operating results.

We compete on the basis of a number of factors, including reputation for on- time quality performance, expertise and experience in specific therapeutic areas, scope of service offerings, price, strengths in various geographic markets, technological expertise and systems, data management capabilities for time savings with data integrity, ability to acquire, process, analyze and report data in a time-saving accurate manner, ability to manage large-scale clinical trials both domestically and internationally, and expertise and experience in healthcare economics.

For specialty areas such as laboratory and manufacturing validation, medical communications, and protocol development, we compete in a market that has a myriad of niche providers. For the most part, these niche providers offer specialty services and products with a focus on a specific geographic region, a particular service or function and/or a specific stage or phase of drug development. By contrast, we provide our services on a global basis across functional areas. We compete principally on the basis of reputation, scientific and technical expertise, experience and qualifications of professional staff, quality of services, and ability to deliver quality products to the client’s specifications. The outsourced preclinical research industry consists of a number of large providers and numerous smaller niche companies. As such, there is significant competition for these opportunities, and our success will depend on our ability to identify and competitively bid for risk-sharing programs that are likely to be productive.

Government Regulation

Our clients are subject to extensive regulations by government agencies. Consequently, the services we provide for these clients must comply with relevant laws and regulations, and we believe we are and have been compliant with such laws and regulations.

Prior to commencing human clinical trials in the United States, a company developing a new drug must file an Investigational New Drug application (“IND”) with the FDA. The IND must include information about animal toxicity and distribution studies, manufacturing and control data, stability data and a detailed plan, or study protocol, for the proposed clinical trial of the drug or biologic in humans. If the FDA does not object within 30 days after the IND is filed, human clinical trials may begin. The study protocol will also be reviewed and approved by the institutional review board, or IRB, in each institution in which a study is conducted, and the IRB may impose additional requirements on the way in which the study is conducted in its institution.

Human trials usually start on a small scale to assess safety and then expand to larger trials to test efficacy along with safety in the target population. The trials are generally conducted in three phases, which sometimes overlap, although the FDA may require a fourth phase as a condition of approval. After the successful completion of the first three clinical phases, a company requests approval for marketing its product by submitting a new drug application, or NDA. The NDA is a comprehensive, multi-volume filing that includes, among other things, the results of all pre-clinical and clinical studies, information about how the product will be manufactured and tested, additional stability data and proposed labeling. The FDA’s review can last from six months to many years, with the average review lasting 18 months. Once the NDA is approved, the product may be marketed in the United States subject to any conditions imposed by the FDA.

We must conform to regulatory requirements that are designed to ensure the quality and integrity of the testing process. To help ensure compliance with these regulations, we have established quality assurance at our laboratory facilities to monitor ongoing compliance by auditing test data and conducting regular inspections of testing procedures and our laboratory facilities.

Employees

At December 31, 2005, we employed 92 employees. These employees represent the following employment mix for the company: 11% administration, 6% recruiting, 5% sales, and 78% contract service providers. Additionally, we utilize the services of approximately 25 outside consultants who work as independent contractors.

Legal Proceedings

We are not currently a party to any material legal proceeding. From time to time, we may be involved in legal proceedings incident to the conduct of our business.

Properties

We do not own any real estate properties. Our executive offices are located at 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California 92075 and our telephone number is (858) 366-0970. We pay a base monthly rent of approximately $7,000 per month. Management believes that these facilities are adequate for our current and anticipated needs.

In addition, we lease approximately 1,100 square feet at 31 N. Second Street, Ste. 250, San Jose, CA 95113 at a base rent of approximately $1,500 per month and approximately 7,100 square feet at 3020 Westchester Avenue, Suite 202, Purchase, New York, 10577 at a base rent of approximately $15,000 per month.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus.

Company Overview

We are a life sciences service organization focused on providing our clients with project-based consulting services in the areas of FDA regulatory compliance, data management, biometrics and clinical validation throughout the clinical trial lifecycle. Our services range from recruitment of patients for clinical trials and providing skilled personnel to assist with managing clinical trials, to providing enterprise software solutions and training to manage data to ensure FDA compliance. We also provide validation services for new pharmaceutical manufacturing facilities. We serve a variety of clients, including those in the private industry, public institutions, research facilities and the government. We are managed in one reportable segment.

Our contracts are primarily time and materials contracts that recognize revenue as hours are worked based on the hourly billing rates for each contract.

We incur out-of-pocket costs in excess of contract amounts. These out-of-pocket costs are generally reimbursable by our customers. We include out-of-pocket costs as reimbursement revenues and reimbursable out-of-pocket expenses in the Statements of Operations.

Cost of revenue consists of compensation, related payroll taxes and fringe benefits for our project-related staff, as well as for externally contracted personnel. Sales and marketing expenses consist of compensation, related payroll taxes and fringe benefits for sales and marketing personnel, along with their out-of-pocket costs, as well other costs such as advertising and trade shows. General and administrative expenses consist of compensation, related payroll taxes and fringe benefits for our administrative staff, outside professional costs, facility costs and other costs.

Our industry continues to be dependent on the research and development efforts of pharmaceutical and biotechnology companies as major customers, and we believe this dependence will continue. Our client list includes many of the top-tier pharmaceutical and biotechnology companies. Through the nine months ended September 30, 2005, contracts with Boston Scientific, Schering-Plough and Pfizer resulted in approximately 22%, 13% and 13% of our service revenues, respectively. The loss of business from any of our major customers could have a material adverse effect on us.

We are in the process of seeking other businesses to acquire so that we can expand our operations. For example, in November 2005, we acquired substantially all of the assets of Millennix Inc., a contract research organization based in the State of New York. These acquisitions could result in us needing to incur additional debt or sell or issue additional equity to fund the transactions. Analysis of new business opportunities and evaluation of new business strategies will be undertaken by or under the supervision of our Board. In analyzing prospective acquisition opportunities, management will consider, to the extent applicable, the available technical, financial and managerial resources of any given business venture. We will also consider the nature of present and expected competition; potential advances in research and development or exploration; the potential for growth and expansion; the likelihood of sustaining a profit within given time frames; the perceived public recognition or acceptance of products, services, trade or service marks; name identification; and other relevant factors.

We will analyze all relevant factors and make a determination based on a composite of available information, without reliance on any single factor. The period within which we will decide to participate in a given business venture cannot be predicted and will depend on certain factors, including the time involved in identifying businesses, the time required for us to complete our analysis of such businesses, the time required to raise the funds required for the transaction, if necessary, the time required to prepare appropriate documentation and other circumstances.

Though the overall outlook for our continued financial growth remains positive as our pipeline for new customers remains solid, our results of operations are subject to volatility due to a variety of factors. The cancellation or delay of contracts and cost overruns could have short-term adverse affects on the financial statements. Fluctuations in the ability to maintain large customer contracts or to enter into new contracts could hinder our long-term growth. In addition, our aggregate backlog, consisting of signed contracts and letters of intent, is not necessarily a meaningful indicator of future results. Accordingly, no assurance can be given that we will be able to realize the service revenues included in our backlog.

We will continue to move ahead on the execution of our strategic plans to make further strategic acquisitions in the coming quarters.

Results of Operations

Three and Nine Months Ended September 30, 2005

Service Revenues

Service revenues for the third quarter ended September 30, 2005, were $4.3 million, an increase of 41% from the same quarter last year of $3.0 million. This increase in revenue is a result of our change in sales strategy that we began during the second half of 2004 to target major pharmaceutical and biotechnology customers. We also expanded our services to clients supporting the U.S. Government’s Bio Defense initiatives by assisting companies that are producing needed vaccines for anti-terrorism measures.

Service revenues for the nine months ended September 30, 2005, were $13 million, an increase of 39% from the same period in 2004 of $9.4 million. This increase is also to due the reasons noted in the previous paragraph.

Reimbursement Revenues

Reimbursable out-of-pocket revenues fluctuate from period to period, primarily due to the level of service activity in a particular period. Reimbursement revenues increased 26% to $147,000 in the third quarter of 2005 from $117,000 in the same quarter of 2004.

Operating Expenses

Cost of revenues for the three months ended September 30, 2005, were $2.9 million, an increase of 20%, from $2.4 million in the third quarter of 2004. Gross profits were 31.7% for the third quarter of 2005 as compared to 19.9% during the same period in 2004. Cost of revenues for the nine months ended September 30, 2005 were $8.9 million as compared to $6.7 million during the same period of 2004. Gross profit for the nine month periods ended September 30, 2005 and 2004 were 30.7% and 27.9%, respectively. During the third quarter of 2005 we earned higher margins than in 2004 as a result of servicing contracts during 2004 in which we initially took lower margins to secure selected new business. In addition, during the third quarter of 2005, we began to improve our margins by controlling the costs of providing our contractors to the customer, as well as improving our personnel management to reduce the amount of time our employees are not billable.

General and administrative expenses increased by $132,000, or 19%, to approximately $842,000 during the third quarter of 2005 as compared to $710,000 during the third quarter of 2004. This increase is primarily the result of increased costs associated with being a public company, as well as costs incurred to add depth to our management team, and for outside consultants to assist us with our merger and acquisition strategy. In addition, during the third quarter of 2005 we computed an income tax expense related to 2004 of $69,000. Though we incurred a net loss for the year ended December 31, 2004, the conversion from a cash basis to an accrual basis of accounting for tax purposes by IT&E International, Inc. at the time of our merger in April 2004 resulted in additional revenue to the merged entity and the resulting income tax expense. With the exception of this income tax item, we expect General and Administrative costs to continue at its current rate throughout 2005 as we continue to grow as a public entity and move ahead with our acquisition strategy.

Sales and marketing expenses increased by 17%, to $296,000, in the third quarter of 2005 from $253,000 during the third quarter of 2004. This increase is primarily the result of using our technical contractors to assist our sales teams with certain aspects of our business development processes.

Depreciation and amortization expense increased to $24,000 in the third quarter of 2005 from $5,000 during the same period in 2004. The increase is due to our beginning to depreciate our developed internal-use software during the first quarter of 2005.

Officer compensation increased to $330,000 during the third quarter of 2005 as compared to $109,000 in 2004. During 2004, the cash situation was such that the officers paid themselves a reduced salary in order to pay other company commitments. With the increase in our cash position as a result of the Laurus Note and subsequent Private Placement and the increase in our revenues, the Board has determined that the officer’s compensation should be increased and that bonuses may be paid to certain officers due to their efforts in connection with our acquisition strategy. In addition, during 2005, we added an individual to perform the duties of Chief Financial Officer which had previously been performed by the Chief Executive Officer.

Other Income (Expense)

We did not earn any interest income during the first nine months of 2004. Interest income for the three and nine months ended September 30, 2005 was $56,000 and $58,000, respectively.

Interest expense increased to $230,000 and $376,000 during the three and nine months ended September 30, 2005 from $19,000 and $49,000 during the same periods in 2004. This increase is the result of moving from a $1.5 million bank line of credit to the $5 million convertible note with Laurus.

Loan fee amortization was $72,000 and $217,000 for the three and nine months ended September 30, 2005. The loan fee costs were incurred related to the $5 million Laurus Note. There were no loan fees incurred during the same periods in 2004.

During the first quarter of 2005, we incurred additional fees to Laurus as a result of not meeting the requirement of causing the registration statement covering the shares of our common stock into which the principal and interest under the Laurus Note are convertible to become effective. During April 2005, Laurus released $500,000 of the restricted funds to pay these fees, along with the accrued interest on those funds. In addition, the requirement to have the registration statement become effective was extended to June 15, 2005 before any additional fees are incurred. In July 2005, this requirement was further extended to August 31, 2005 upon the release of the final $2 million of funds and the adjustment to the fixed conversation price of the Laurus Note to $0.2445. In October 2005, the registration requirement was further adjusted to January 31, 2006 before additional fees would be assessed.

During the first quarter of 2005, we issued 83,330 shares of our common stock to SBI USA as payment for investment banking consulting services valued at $62,500.

During the second quarter ended June 30, 2005, 500,000 shares of common stock were issued to our former Vice President of Sales for services rendered, and 1,784,250 shares were issued as the result of the exercise of warrants previously granted to individuals associated with the April 2004 reverse merger.

Year Ended December 31, 2004 and 2003

As of December 31, 2004, our current assets exceeded our current liabilities by $1,618,258. This includes $2.5 million from a financing from Laurus an institutional fund that specializes in direct investments in growing, small and micro-cap companies, that closed in October 2004. In addition to these funds is $2.5 million of restricted funds that were under the control of Laurus for either additional growth working capital or for a future acquisition, which is a part of our long-term strategy. The loan has a three year term and an interest rate of prime plus 2.5%. Interest has been payable monthly. Principal payments of $83,333.33 commence on May 1, 2005.

Accounts receivable at December 31, 2004 was $2.6 million, net of an allowance for doubtful accounts of $75,000, as compared to accounts receivable at December 31, 2003 of $1.6 million, net of an allowance for doubtful accounts of $118,000. The increase was due primarily to an aggressive sales strategy during the second and third quarter of 2004 to sign new long-term and preferred vendor relationships with the leading pharmaceutical and biotechnology companies to further expand and broaden our customer base. An additional result of establishing contracts with such established companies is that the risk of uncollectible accounts is reduced. Our standard collection terms on our contracts are 30-45 days and our customers generally pay according to these terms. We have incurred bad debt expense of approximately $38,000 and $33,000 for the years ended December 31, 2004 and 2003, respectively. We review our outstanding receivables on a monthly basis to determine collectibility.

For the year ended December 31, 2004, we generated service revenues of $13.4 million as compared to $10.0 million in revenues for the year ended December 31, 2003, an increase of 34%. Service revenues for the fourth quarter ended December 31, 2004, were $4.0 million as compared to $2.8 million during the same quarter of 2003, an increase of 44% from the prior year’s fourth quarter. This increase in revenues is a direct result in our change in sales strategy noted above.

Our strategy of signing major clients has begun to produce some good results. We have signed new agreements with several large pharmaceutical companies, large biotech firms, an alternative supplement manufacturers, and a medical device company. In addition, we expanded our extensive services to clients supporting the U.S. Government’s Bio Defense initiatives by assisting companies that are producing needed vaccines for anti-terrorism measures.

We have also secured renewals and extensions of major initiatives within existing clients, such as Schering-Plough, Pfizer, Novartis, GlaxoSmithKline, Baxter Pharmaceutical, Aventis Pasteur, Bayer, Wyeth Global, Genentech, Chiron, Amgen, Boston Scientific and VaxGen.

The cost of revenue for the year ended December 31, 2004 was $9.5 million, or 71% of revenues, as compared to $6.4 million, or 64% of revenues for the year ended December 31, 2004. Our gross profit for the fourth quarter of 2004 was 29% as compared to 36% during the same quarter of 2003. The increase in cost of revenue exceeded management’s expectations and we are working to improve these margins by way of controlling the cost of providing our contractors to the customer.

Total operating expenses for the year ended December 31, 2004 were $4.3 million, or 32% of revenues, as compared to $3.4 million, or 34% of revenues, for the same period last year. Total operating expenses for the fourth quarter of 2004 were $1.5 million as compared to $866,000 for the same period in 2003. During 2004, we incurred costs not previously incurred, such as costs associated with our reverse merger with Clinical Trials Assistance Corporation, costs associated with becoming a public entity and costs associated with the amortization of loan fees related to the Laurus Note. In addition to the significant investment to broaden our customer base, we began to implement a company-wide quality management system to better serve our customers. We also added depth to our management team and began the process of recruiting independent outside Board members. We expect these costs to continue during 2005 as we continue to grow as a public entity and move ahead with our acquisition strategy and prepare for our future move to a national stock exchange.

For the year ended December 31, 2004, we had a net loss of $467,000, or $0.02 per share, as compared to net income $82,000, or $0.00 per share, for the same period in 2003. The number of shares used in the calculation of earnings per share changed substantially as a result of our merger with Clinical Trials. At December 31, 2003 481,500 shares were issued and outstanding as compared to 19,000,000 shares issued and outstanding at December 31, 2004.

Liquidity and Capital Resources

Nine Months Ended September 30, 2005

At September 30, 2005, cash and cash equivalents was $2.2 million, an increase of $1.8 million from the $403,000 balance at December 31, 2004. In August 2005, the remaining $2 million from the $5 million Laurus Note was provided to us and was intended to be used for potential merger and acquisition activity, as well as other general operating purposes. The minimum monthly principal repayment of $100,000 began on May 1, 2005 and continued through the August 1, 2005 payment. With the release of the remaining $2 million, the minimum monthly principal repayment increased to $177,000.

Accounts receivable at September 30, 2005 was $2.4 million, net of an allowance for doubtful accounts of $75,000, as compared to accounts receivable at December 31, 2004 of $2.6 million, net of an allowance for doubtful accounts of $75,000. The decrease was due primarily to improvements made to our collection procedures. We review our outstanding receivables on a monthly basis to determine collectibility, and we believe that maintaining our allowance at $75,000 is proper due to the number of well-established customers that we are servicing and our collection history.

Unbilled revenues are receivables recognized as revenue for which services or costs have been incurred, but invoices have not been sent to customers as of the end of a month. At September 30, 2005, unbilled revenues were $79,000, as compared to $133,000 at December 31, 2004.

With our current contract backlog and sales pipeline, and our current cash and accounts receivables balance, we believe that we have adequate resources to fund our operations for the next twelve months. However, we anticipate that our cash requirements will continue to increase as we continue to expend substantial resources to build our infrastructure, develop our business plan and expand our sales and marketing network operations, customer support and administrative organizations. If we are unable to maintain profitability, or seek further expansion, additional funding may become necessary and no assurances can be given that either equity or debt financing will be available.

Year Ended December 31, 2004

On October 18, 2004, we issued the Laurus Note. The Laurus Note was convertible into shares of our common stock at an initial conversion price of $0.75 per share. Pursuant to this agreement, we also issued the Laurus Warrant to purchase up to 1,924,000 shares of our common stock, of which 962,000 shares had an initial exercise price of $0.94 and 962,000 shares had an initial exercise price of $1.12. In connection with the repayment of the Laurus Note we amended the Laurus Warrant such that the exercise price per share for all shares covered by such warrant is now $0.22. The Laurus warrant expires on October 18, 2011.

The Laurus Note had a term of three years and accrued interest at the prime rate plus 2.5% per year (7.50% as of December 31, 2004). The Laurus Note was secured by all our assets and the assets of our subsidiaries. The Laurus Note consisted of a non- restricted facility of $2.5 million and a restricted facility of $2.5 million. The non-restricted facility was used to pay off an outstanding line of credit of approximately $1.5 million, with the remaining $1.0 million, net of transaction fees, being used for working capital. The second $2.5 million facility was restricted for either additional internal growth working capital requirements or for a future acquisition, which is a part of our strategic long-term growth plans. These funds were under the sole dominion and control of Laurus as security for our obligations under the Laurus Securities Purchase Agreement and other related agreements. As such, the restricted cash and corresponding portion of the note payable to Laurus were not included on our balance sheet at December 31, 2004. (See financial footnote 6 of the Audited Financial Statements entitled “Convertible Debt.”)

As a result of obtaining the Laurus Note, we were able to increase our sales focus and obtain contracts not previously attainable. The nature of our contracts result in us needing to have cash available to pay our employees and contractors before we receive payment on our invoices from our customers. Before the Laurus Note, we had to be more selective about the jobs on which we could propose in order to have sufficient funds to pay our staff. As a result of our increased sales efforts, we were able to receive contracts that have increased our cash available for operations. We anticipate current and future contracts to continue to provide us the cash necessary to fund our operations.

Recent Events

On November 9, 2005 and December 22, 2005, we entered into a series of transactions related to a private placement of our Senior Notes, the acquisition of assets from Millennix and the amendment of agreements with Laurus Master Fund, Ltd. (“Laurus”), including the payoff of the outstanding balance of the Laurus Note. Summaries of these transactions are as follows:

The Private Placement

On November 9, 2005, in connection with the Private Placement of our Senior Notes to certain investors, we entered into a Securities Purchase Agreement that obligated the Company to issue Senior Notes in the aggregate principal amount of up to $11,500,000 and warrants to purchase an additional 82,142,832 shares of common stock of the registrant.

At the initial closing, we issued Senior Notes in the aggregate principal amount of $7,000,000 and warrants to purchase an additional 49,999,985 shares of our common stock at an exercise price of $0.10 per share. Of this amount, $5,800,000 was issued to ComVest.

On December 22, 2005, in connection with the second closing of the Private Placement, we issued Senior Notes in the aggregate principal amount of $4,500,000 to ComVest along with a warrant to purchase up to an additional 32,142,847 shares of our common stock at an exercise price of $0.10 per share.

The Senior Notes shall automatically convert into shares of our Series D Preferred Stock equal to the total outstanding principal amount under all issued and outstanding Senior Notes divided by $1,000 upon the due authorization of such Series D Preferred Stock and the filing of a Certificate of Designations setting forth the rights, preferences and privileges of such Series D Preferred Stock with the relevant Secretary of State. Each share of Series D Preferred Stock shall initially be convertible at the option of the holder into 14,285.71 shares of our common stock. We have recorded this transaction as equity since the number of shares to be issued is fixed and determinable, and the conversion of the Senior Notes is an event certain to occur since our Board of Directors and shareholders have previously approved the creation of the Series D Preferred Stock for this purpose and the conversion of the Senior Note into equity is subject only to the filing of a definitive Schedule 14C Information Statement related to the actions taken in connection with the Private Placement and the expiration of the applicable waiting period prescribed by Rule 14c-2 of the Exchange Act. In addition, in accordance with Emerging Issues Task Force No. 00-27,

“Application of Issue No. 98-5 to Certain Convertible Instruments”, since the Senior Notes are convertible into equity at beneficial conversion rates, an embedded beneficial conversion feature has been computed at approximately $8.1 million and is being treated as a dividend to the preferred shareholders and will result in a reduction of the earnings (loss) available to common shareholders for earnings per share purposes.

In addition, pursuant to the Securities Purchase Agreement, we have given ComVest the right to purchase an additional Senior Note in the principal amount of up to $5,000,000 and warrants to purchase up to an additional 35,714,256 shares of common stock for a period of six (6) months after November 9, 2005.

The Millennix Acquisition

On November 9, 2005, we also entered into an Asset Purchase Agreement pursuant to which we purchased substantially all of the assets of Millennix. Millennix is a contract research organization located in the State of New York. The purchase price paid for such assets was $1,100,000 cash, 10,416,667 shares of the registrant’s common stock and a possible additional $1,400,000 in cash, contingent on the achievement of certain earnout milestones. Further, in connection with the acquisition of the Millennix assets, the registrant also assumed certain liabilities of Millennix, including, without limitation, the amounts outstanding under certain promissory notes in the aggregate principal mount of approximately $850,000. Additionally, we also issued fully vested stock options to certain Millennix employees. A portion of the proceeds from the Private Placement was used to fund the cash portion of the consideration paid for the Millennix assets. The transaction was evaluated by an outside valuation specialist and impact of the transaction, including the recognition of approximately $1.0 million of Intangible Assets and approximately $3.1 million of Goodwill.

Pursuant to the Asset Purchase Agreement, Dr. Gene Resnick, the sole shareholder of Millennix, is obligated to indemnify the Company for breaches of the representations and warranties of Millennix contained in the Asset Purchase Agreement for a period of twenty-four (24) months after the closing of the acquisition of Millennix up to a maximum aggregate amount of $275,000. The Company entered into an Indemnity Escrow Agreement with Dr. Resnick and Union Bank of California, pursuant to which we deposited $110,000 of the cash portion of the purchase price for the Millennix assets with Union Bank of California as partial security for the indemnification obligations of Millennix and Dr. Resnick. Any funds remaining in the escrow account twelve (12) months after the closing of the acquisition of Millennix will be released to Millennix (subject to the existence of any outstanding and unresolved claims).

The Laurus Amendment

The Company had previously entered into the following agreements with Laurus: (i) the Laurus Note; (ii) a Common Stock Purchase Warrant, dated October 18, 2004 (the “Laurus Warrant”); (iii) a Registration Rights Agreement, dated October 18, 2004 (“Registration Rights Agreement”); and (iv) the Securities Purchase Agreement, dated October 18, 2004, as amended (the “Securities Purchase Agreement” and together with the Laurus Note, the Laurus Warrant and the Registration Rights Agreement and the additional agreements referenced therein, the “Loan Documents”).

On November 9, 2005, we entered into an amendment to eh Loan Documents (the “Amendment”). Pursuant to the Amendment, we pre-paid the entire amount outstanding under the Laurus Note, including all outstanding principal and accrued interest, together with a pre-payment penalty of $650,000. In addition, we amended the Laurus Warrant to reduce the exercise price of such Laurus Warrant to $0.22 per share. This repricing of the warrants resulted in an additional cost of pre-paying the loan of approximately $38,000.

The Action by Written Consent and Related Information Statement

On December 1, 2005, the holders of a majority of our outstanding common stock executed a written consent approving the following the actions:

Action No. 1:   The adoption and approval of the Reincorporation Agreement pursuant to which we will consummate the Reincorporation into the State of Delaware;

Action No. 2:   The adoption of the IT&E Delaware Certificate of Incorporation which increases the authorized number of shares of our common stock from 250,000,000 to 650,000,000 and authorizes 10,000,000 shares of preferred stock with rights, preferences and privileges as determined by the Company’s Board from time to time;

Action No. 3:   The approval of a reverse stock split to be effected at any time prior to November 9, 2006 in a ratio not to exceed twenty five (25) shares to one (1) share, the timing and the ratio of such reverse stock split to be determined by our Board of Directors in its discretion;

Action No. 4:   The ratification of the creation of a Series D Preferred Stock and the approval of the Certificate of Designations;

Action No. 5:   The approval of an amendment to our 2005 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the Plan from 7,500,000 to 25,000,000; and

Action No. 6:   The appointment of one (1) director to fill one (1) of the existing vacancies on our Board of Directors and the ratification of the appointment of two (2) directors who were appointed by the sitting members of the Board of Directors to fill two (2) existing vacancies on our Board of Directors.

On February 7, 2006, we filed a definitive information statement on Schedule 14C with the SEC. Pursuant to Rule 14c-2 promulgated under the Exchange Act of 1934 we must now wait for the expiration of the Waiting Period on March 1, 2006 before we can effect any of the foregoing actions.

Upon the expiration of the Waiting Period, we intend to promptly effect the Reincorporation. The Reincorporation will be accomplished as follows: (i) we will form a new Delaware corporation, which will be a wholly-owned subsidiary of ours, (ii) we will merge with and into IT&E Delaware pursuant to the Reincorporation Agreement, and (iii) following the merger, IT&E Delaware will be the surviving and successor entity and IT&E Delaware certificate of incorporation and bylaws will become our governing documents. Pursuant to the Reincorporation Agreement, each outstanding share of our common stock will automatically convert into one (1) share of common stock of IT&E Delaware. Effective upon the Reincorporation, our name will change from “IT&E International Group” to “IT&E International, Inc.”

In connection with the Reincorporation, we also intend to file the Certificate of Designations thereby duly authorizing and creating our Series D Preferred Stock, at which time the Senior Notes will automatically convert into shares of such Series D Preferred Stock.

In addition, upon the expiration of the Waiting Period, the amendment to our 2005 Equity Incentive Plan and the appointment of Robert Tucker to our Board of Directors will become effective.

Our Board has determined not to effect the reverse stock split at this time, but intends to do so prior to November 9, 2006.

MANAGEMENT

Set forth below are the name, age, position and a brief account of the business experience of each of our executive officers and directors as of December 31, 2005.

Name	Position	Age
Peter R. Sollenne	Chief Executive Officer and Director	57
Kelly Alberts	President, Chief Operating Officer and Director	38
Anthony Allocca	Vice President—Operations	62
David Vandertie	Chief Financial Officer	45
Gene Resnick, M.D.	Senior Vice President and President of the Millennix Division	57
Michael Falk	Director	43
Cecilio M. Rodriguez	Director	46
Robert D. Tucker	Director—elect	72

Peter R. Sollenne.   Mr. Sollenne has served as our Chief Executive Officer and a director since December 2003. From May 2000 to December 2003, Mr. Sollenne was President and Chief Executive Officer at FastBreak Growth, Inc. a strategic management consulting and business solutions company. From December 1998 to May 2000, Mr. Sollenne was Chief Executive Officer, President and Chief Operating Officer of re-Solutions, Inc., an information technology professional services company. Mr. Sollenne received his Bachelors of Science in Accounting/Business Administration from Boston College and is a Certified Public Accountant.

Kelly Alberts.   Mr. Alberts has served as our President, Chief Operating Officer and a director since our inception in 1996. Mr. Alberts received his Bachelors of Science from the University of Iowa.

Anthony Allocca.   Mr. Allocca has served as our Vice President of Operations since our inception in 1996. From our inception in 1996 until November 2005, Mr. Allocca served as one of our directors. Mr. Allocca is a graduate of the University of Maryland and served in the United States Air Force.

David Vandertie.   Mr. Vandertie has served as our Chief Financial Officer since January 2005. From June 2004 to December 2004, Mr. Vandertie was a financial consultant. From May 2002 to June 2004, Mr. Vandertie was Vice President and Chief Financial Officer at Althea Technologies, Inc., a biotech contract service organization. From June 2000 to May 2002, Mr. Vandertie was Director of Finance and Purchasing at Torrey Mesa Research Institute, a subsidiary of Syngenta AG. From April 1999 to June 2000, Mr. Vandertie was Corporate Controller at Quidel Corporation, a manufacturer of diagnostic test kits. Mr. Vandertie is a graduate of the University of Wisconsin, Whitewater, where he earned a Bachelor of Business Administration Degree in Accounting, and is a Certified Public Accountant.

Gene Resnick, M.D.   Dr. Resnick has served as our Senior Vice President and President of the Millennix Division since November 2005. From 1997 through November 2005, Dr. Resnick served as President and Chief Executive Officer of Millennix Inc., a Contract Research Organization specializing in oncology, immunology, gene therapy, vaccines, complex infectious diseases, metabolic disease and other chronic indications. Dr. Resnick received his Bachelor of Science degree from Cornell University and his medical degree from Cornell University Medical College.

Michael Falk.   Mr. Falk has served as one of our directors since November 2005. Mr. Falk is currently Managing Partner of ComVest Investment Partners. In 1988 Mr. Falk co-founded Commonwealth Associates, ComVest Investment Partners predecessor. Commonwealth is an affiliated New York City based investment bank whose primary business has been private equity investments led by the principals and partners of Commonwealth and ComVest. From 1995 to 2002, Mr. Falk was Chairman and CEO of Commonwealth Associates. From 2002 to the present, Mr. Falk has served as Chairman of ComVest Group Holdings (“CGH”), and is a board member of Catalyst International, Allegiant Airlines and The CARE Fund. Mr. Falk has extensive experience successfully investing in, restructuring and recapitalizing growth companies, many of which have created significant equity valuations and/or have been acquired. Mr. Falk holds a B.A. degree in Economics from Queens College and attended the Stanford University Executive Program for Smaller Companies. Mr. Falk is a designee of the holders of a majority of the amount outstanding under the Senior Notes.

Cecilio Rodriguez.   Mr. Rodriguez has served as one of our directors since November 2005. Mr. Rodriguez has served as the Chief Financial Officer of CGH and various related investment partnerships since May 2004. From October 2000 to May 2004, Mr. Rodriguez was Senior Vice President and Corporate Controller of Jet Aviation International, a multinational aviation services corporation. Mr. Rodriguez is a designee to the Board of the holders of a majority of the amount outstanding under the Senior Notes.

Robert D. Tucker.   The holders of a majority of our outstanding common stock have executed a written consent appointing Mr. Tucker to our Board upon the expiration of the applicable waiting period prescribed by Rule 14c-2 promulgated under the Exchange Act. Upon the expiration of this waiting period, Mr. Tucker will become a member of our Board and the Chair of our Compensation Committee. Mr. Tucker is the Chairman and Chief Executive Officer of MBC Direct, LLC, a financial card services company he founded in 2002. Mr. Tucker also acts as Chairman and Chief Executive Officer of Throwleigh Technologies, LLC, a plasma research company he co-founded in 1995. In 1997, Mr. Tucker co-founded Specialty Surgicenters, Inc. for whom he served as Chairman and Chief Executive Officer until 2001 and also as a member of the board of directors until 2004 when the business was acquired. Mr. Tucker was a member of the board of directors of Horizon Medical Products, Inc. from 2001 until its merger with RITA Medical Systems (“RITA”) in 2004. Mr. Tucker resigned from the RITA board of directors in late 2005. Mr. Tucker is a graduate of Georgia State University. Mr. Tucker is a designee to the Board of the holders of a majority of the amount outstanding under the Senior Notes.

Audit Committee

Our Board has established an Audit Committee and has adopted an Audit Committee Charter. The Audit Committee advises and makes recommendations to the Board concerning our internal controls, our independent auditors and other matters relating to our financial activities and reporting. The Audit Committee is comprised of Cecilio Rodriguez and Peter Sollenne. Mr. Rodriguez is our Audit Committee financial expert. Mr. Rodriguez is not “independent” pursuant to the definition of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards because Mr. Rodriguez is an affiliate of ComVest and ComVest Advisors LLC both of which have received advisory or other compensatory fees in connection with the sale of the Senior Notes and financial advisory services provided to the Company, respectively. Mr. Sollenne is also not “independent” pursuant to the definition of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards based on Mr. Sollenne’s position as an executive officer of the Company.

Compensation Committee

Our Board has established a Compensation Committee and has adopted a Compensation Committee Charter. The Compensation Committee advises and makes recommendations to the Board concerning the compensation of directors, officers and senior management. The Compensation Committee is comprised of Michael Falk, Robert D. Tucker and Kelly Alberts. Mr. Tucker is the chair of the Compensation Committee.

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics related to and governing the conduct of all the Company’s officers, directors and employees.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for our Chief Executive Officer and each of our other current executive officers as of December 31, 2005 for services rendered during such period and each of the two (2) prior fiscal years and whose salaries plus bonus for 2005 exceeded $100,000. We refer to these executives collectively as the “Named Executive Officers.”

Summary Compensation Table

		Annual Compensation
Name & Principal Position	Year	Salary	Bonus	Other
Peter R. Sollenne	2005	$244,628	$115,724	—
Chief Executive Officer and Director	2004	$175,000	—	—
	2003	—	—	—
Kelly Alberts	2005	$201,865	$100,510	$84,802	(3)
President, Chief Operating Officer and Director	2004	$144,615	—	—
	2003	$167,500	—	—
Anthony Allocca	2005	$152,210	$64,439	—
Vice President—Operations and Director	2004	$132,500	—	—
	2003	$132,500	—	—
David Vandertie(1)	2005	$151,385	$35,095	—
Chief Financial Officer	2004	$6,250	—	—
	2003	—	—	—
Gene Resnick(2)	2005	$30,463	—	—
Senior Vice President and President of the Millennix	2004	—	—	—
Division	2003	—	—	—

(1)          Mr. Vandertie became our Chief Financial Officer in January 2005.

(2)          Dr. Resnick became our Senior Vice President and President of the Millennix Division in November 2005.

(3)          Consists of certain tuition and education-related expenses.

Options Grants in the Last Fiscal Year

The following table provides information concerning individual option grants of stock options made during fiscal 2005 to the Named Executive Officers. The exercise prices in each case equal the last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on the date of grant. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 17,475,473 shares of common stock granted under our the Plan to our employees in fiscal 2005. A total of 9,975,473 shares of common stock remain available for grant under the Plan.

Name	Number of Shares of Common Stock Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($/sh)	Expiration Date
Kelly Alberts	81,250	0.46%	$0.25	4/29/2015
Kelly Alberts	225,000	1.29%	$0.19	9/26/2015
Kelly Alberts	2,500,000	14.31%	$0.17	11/9/2015
Anthony Allocca	65,000	0.37%	$0.25	4/29/2015
Anthony Allocca	100,000	0.57%	$0.19	9/26/2015
Anthony Allocca	1,250,000	7.15%	$0.17	11/9/2015
Gene Resnick, M.D.	1,000,000	5.72%	$0.17	11/9/2015
Peter Sollenne	687,500	3.93%	$0.25	4/29/2015
Peter Sollenne	600,000	3.43%	$0.19	9/26/2015
Peter Sollenne	1,285,000	7.35%	$0.19	11/1/2015
Peter Sollenne	2,500,000	14.31%	$0.17	11/9/2015
David Vandertie	500,000	2.87%	$0.25	4/29/2015
David Vandertie	250,000	1.43%	$0.19	9/26/2015
David Vandertie	800,000	4.58%	$0.17	11/9/2015

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number of shares of our common stock subject to exercisable and unexercisable stock options that the Named Executive Officers held at December 31, 2005. The Named Executive Officers did not exercise any options in fiscal 2005.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Kelly Alberts	13,021	2,793,229	$—	$—
Anthony Allocca	10,417	1,404,583	$—	$—
Gene Resnick, M.D.	0	1,000,000	$—	$—
Peter Sollenne	1,481,181	3,591,319	$—	$—
David Vandertie	0	1,550,000	$—	$—

Director Compensation

No compensation was paid to our directors for any service provided as a director during the fiscal year ended December 31, 2005. We have no other formal or informal understandings or arrangements relating to compensation of our directors; however, directors may be reimbursed for all reasonable expenses incurred by them in conducting our business, including out-of-pocket expenses for such items as travel, telephone, and postage. We are currently evaluating a plan to compensate our non-employee directors for their services in the future.

Employment Agreements

Mr. Sollenne

On November 9, 2005, we entered into an Employment Agreement with Peter Sollenne (the “Sollenne Agreement”). The Sollenne Agreement is for a term of two (2) years and provides that Mr. Sollenne shall be paid an annual base salary of $259,000. In addition, Mr. Sollenne is eligible to receive an annual bonus as determined by our Board. If Mr. Sollenne is terminated without “cause” or resigns for “good reason” as those terms are defined in the Sollenne Agreement, then we are obligated to pay Mr. Sollenne an amount equal to the greater of twelve (12) months annual base salary or the amount of base salary Mr. Sollenne would have been paid from the date of termination until the end of the employment term. In addition, in connection with entering into the Sollenne Agreement, we granted Mr. Sollenne an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.17 per share with the shares subject to the option vesting at a rate of twenty five percent (25%) on the first anniversary of the grant date and the remainder of the shares subject to the option vesting in equal monthly installments over the next thirty six (36) months.

Mr. Alberts

On November 9, 2005, we entered into an Employment Agreement with Kelly Alberts (the “Alberts Agreement”). The Alberts Agreement is for a term of two (2) years and provides that Mr. Alberts shall be paid an annual base salary of $259,000. In addition, Mr. Alberts is eligible to receive an annual bonus as determined our Board. If Mr. Alberts is terminated without “cause” or resigns for “good reason” as those terms are defined in the Alberts Agreement, then we are obligated to pay Mr. Alberts an amount equal to the greater of twelve (12) months annual base salary or the amount of base salary Mr. Alberts would have been paid from the date of termination until the end of the employment term. In addition, in connection with entering into the Alberts Agreement, we granted Mr. Alberts an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.17 per share with the shares subject to the option vesting at a rate of twenty five percent (25%) on the first anniversary of the grant date and the remainder of the shares subject to the option vesting in equal monthly installments over the next thirty six (36) months.

Mr. Allocca

On November 9, 2005, we entered into an Employment Agreement with Anthony Allocca (the “Allocca Agreement”). The Allocca Agreement is for a term of two (2) years and provides that Mr. Allocca shall be paid an annual base salary of $175,000. In addition, Mr. Allocca is eligible to receive an annual bonus as determined by our Board. If Mr. Allocca is terminated without “cause” or resigns for “good reason” as those terms are defined in the Allocca Agreement, then we are obligated to pay Mr. Allocca an amount equal to the greater of twelve (12) months annual base salary or the amount of base salary Mr. Allocca would have been paid from the date of termination until the end of the employment term. In addition, in connection with entering into the Allocca Agreement, we granted Mr. Allocca an option to purchase 1,250,000 shares of our common stock at an exercise price of $0.17 per share with the shares subject to the option vesting at a rate of twenty five percent (25%) on the first anniversary of the grant date and the remainder of the shares subject to the option vesting in equal monthly installments over the next thirty six (36) months.

Mr. Vandertie

On November 9, 2005, we entered into an Employment Agreement with David Vandertie (the “Vandertie Agreement”). The Vandertie Agreement is for a term of two (2) years and provides that Mr. Vandertie shall be paid an annual base salary of $184,000. In addition, Mr. Vandertie is eligible to receive an annual bonus as determined by our Board. If Mr. Vandertie is terminated without “cause” or resigns for “good reason” as those terms are defined in the Vandertie Agreement, then we are obligated to pay Mr. Vandertie an amount equal to six (6) months annual base salary. In addition, in connection with entering into the Vandertie Agreement, we granted Mr. Vandertie an option to purchase 800,000 shares of our common stock at an exercise price of $0.17 per share with the shares subject to the option vesting at a rate of twenty five percent (25%) on the first anniversary of the grant date and the remainder of the shares subject to the option vesting in equal monthly installments over the next thirty six (36) months.

Dr. Resnick

On November 9, 2005, we entered into an Employment Agreement with Dr. Gene Resnick (the “Resnick Agreement”). The Resnick Agreement is for a term of two (2) years and provides that Dr. Resnick shall be paid an annual base salary of $240,000. In addition, Dr. Resnick is eligible to receive an annual bonus as determined by our Board. If Dr. Resnick is terminated without “cause” or resigns for “good reason” as those terms are defined in the Resnick Agreement, then we are obligated to pay Dr. Resnick an amount equal to the greater of twelve (12) months annual base salary or the amount of base salary Dr. Resnick would have been paid from the date of termination until the end of the employment term. In addition, in connection with entering into the Resnick Agreement, we granted Dr. Resnick an option to purchase 1,000,000 shares of our common stock at an exercise price of $0.17 per share with the shares subject to the option vesting at a rate of twenty five percent (25%) on the first anniversary of the grant date and the remainder of the shares subject to the option vesting in equal monthly installments over the next thirty six (36) months.

Indemnification

Our Articles of Incorporation and bylaws include provisions that allow us to indemnify our directors and officers for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in our best interests and, in a criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense.

In addition, we may enter into indemnification agreements with certain of our officers and directors that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of our or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the December 31, 2005, IT&E International had a total of 60,448,875 shares of common stock issued and outstanding. The following table sets forth, as of December 31, 2005, the stock ownership of each executive officer and director of IT&E International, of all executive officers and directors as a group, and of each person known by IT&E International to be a beneficial owner of 5% or more of our common stock. Unless otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power as such shares.

Title of Class	Name and address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percentage Beneficially Owned
	Executive Officers and Directors:
Common	Peter Sollenne, Chief Executive Officer and Director	2,967,764	(3)	4.91%
Common	Kelly Alberts, President, Chief Operating Officer and Director	21,298,786	(4)	35.23%
Common	David Vandertie, Chief Financial Officer	180,556	(5)	*
Common	Gene Resnick, Senior Vice President	10,416,667		17.23%
Common	Michael Falk, Director	327,857,044	(6)	84.43%
Preferred		15,300	(7)	92.7%
Common	Cecilio Rodriguez, Director	—		—
Common	Robert D. Tucker, Director	—		—
Common	Anthony Allocca, Vice President—Operations	16,678,250	(8)	27.59%
Common	All directors and executive officers as a group (8 persons)	34,863,773	(9)	84.96%
	5% Stockholders:
Common	ComVest Investment Partners II LLC,	327,857,044	(10)	84.43%
Preferred	One North Clematis Street, Suite 300, West Palm Beach, Florida 33324,	15,300	(11)	92.7%
	Attention: Carl Kleidman
Common	Charles McCall,	21,428,565	(12)	26.17%
Preferred	1002 Rhodes Villa Ave, Delray Beach, Florida 33483	1,000	(13)	10%
Common	Matthew Dontzin,	4,285,713	(14)	6.62%
Preferred	6 East 81st Street, New York, New York 10028	200	(15)	2%

*           Less than 1%

(1)        Except as otherwise noted, the address for each person is c/o IT&E International Group, 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California 92075.

(2)        Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. A person is deemed to be the beneficial holder of securities that can be acquired by such person within sixty (60) days from the filing of the Certificate of Designations upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by including shares underlying options, warrants or convertible securities which are exercisable or convertible by such person currently or within sixty (60) days following the filing date of the Certificate of Designations, and excluding shares underlying options, warrants or convertible securities held by any other person.

(3)        Includes 1,595,764 shares of common stock subject to options held by Mr. Sollenne.

(4)        Includes 32,813 shares of common stock subject to options held by Mr. Alberts.

(5)        Includes 180,556 shares of common stock subject to options held by Mr. Vandertie.

(6)        Includes warrants to purchase common stock and shares of common stock issuable upon the conversion of shares of Series D Preferred Stock to be held of record by ComVest. ComVest II Partners, LLC (“ComVest II”)is the managing member of ComVest, the managing member of ComVest II is ComVest Group Holdings, LLC (“CGH”), Mr. Falk is the Chairman and principal member of CGH. Mr. Falk, by virtue of his status as managing member of ComVest II (the managing member of ComVest) and as one of the principal members of ComVest and ComVest II, may be deemed to have indirect beneficial ownership of all of the shares beneficially owned by ComVest. Mr. Falk disclaims any beneficial ownership of all such shares.

(7)        Includes shares of Series D Preferred Stock to be held of record by ComVest. ComVest II is the managing member of ComVest, the managing member of ComVest II is CGH, Mr. Falk is the Chairman and principal member of CGH. Mr. Falk, by virtue of his status as managing member of ComVest II (the managing member of ComVest) and as one of the principal members of ComVest and ComVest II, may be deemed to have indirect beneficial ownership of all of the shares beneficially owned by ComVest. Mr. Falk disclaims any beneficial ownership of all such shares.

(8)        Includes 26,250 shares of common stock subject to options held by Mr. Allocca.

(9)        Includes shares and options exercisable within 60 days held of record by the named officers and directors. Excludes shares for which Mr. Falk disclaims beneficial ownership.

(10)      Consists of (i) warrants to purchase 73,571,406 shares of common stock, (ii) an additional warrant to purchase 35,714,275 shares of common stock that ComVest has the option to acquire prior to May 9, 2006, (iii) 147,142,813 shares of common stock issuable upon conversion of the shares of Series D Preferred Stock to be held by ComVest upon conversion of the Senior Notes into shares of Series D Preferred Stock and (iv) 71,428,550 shares of common stock issuable upon the conversion of the shares of Series D Preferred Stock to be held by ComVest upon conversion of the Senior Notes into shares of Series D Preferred Stock, if any, that ComVest may acquire pursuant to the ComVest Option. ComVest II is the managing member of ComVest, the managing member of ComVest II is CGH, Mr. Falk is the Chairman and principal member of CGH and Robert Priddy is a member of ComVest II. Messrs. Falk and Priddy, by virtue of their status as managing members of ComVest II (the managing member of ComVest) and as the principal members of ComVest and ComVest II, may be deemed to have indirect beneficial ownership of all of the shares beneficially owned by ComVest. Messrs. Falk and Priddy disclaim any beneficial ownership of all such shares.

(11)      Consists of 10,300 shares of Series D Preferred Stock issuable to ComVest upon the conversion of the Senior Notes which shall automatically occur upon the filing of the Certificate of Designations and an additional 5,000 shares of Series D Preferred Stock that ComVest has the option to acquire prior to May 6, 2006. Each share of Series D Preferred Stock shall be convertible at the option of the holder into 14,285.71 shares of common stock. ComVest II is the managing member of ComVest, the managing member of ComVest II is CGH, Mr. Falk is the Chairman and principal member of CGH and Robert Priddy is a member of ComVest II. Messrs. Falk and Priddy, by virtue of their status as managing members of ComVest II (the managing member of ComVest) and as the principal members of ComVest and ComVest II, may be deemed to have indirect beneficial ownership of all of the shares beneficially owned by ComVest. Messrs. Falk and Priddy disclaim any beneficial ownership of all such shares.

(12)      Consists of a warrant to purchase 7,142,855 shares of common stock issued at the initial closing of the sale of the Senior Notes and 14,285,710 shares of common stock issuable upon conversion of the shares of Series D Preferred Stock to be held by Mr. McCall upon conversion of the Senior Notes into shares of Series D Preferred Stock.

(13)      Consists of 1,000 shares of Series D Preferred Stock issuable to Mr. McCall upon the conversion of the Senior Notes which shall automatically occur upon the filing of the Certificate of Designations. Each share of Series D Preferred Stock shall be convertible at the option of the holder into 14,285.71 shares of common stock.

(14)      Consists of a warrant to purchase 1,428,571 shares of common stock issued at the initial closing of the sale of the Senior Notes and 2,857,142 shares of common stock issuable upon conversion of the shares of Series D Preferred Stock to be held by Mr. Dontzin upon conversion of the Senior Notes into shares of Series D Preferred Stock.

(15)      Consists of 200 shares of Series D Preferred Stock issuable to Mr. Dontzin upon the conversion of the Senior Notes which shall automatically occur upon the filing of the Certificate of Designations. Each share of Series D Preferred Stock shall be convertible at the option of the holder into 14,285.71 shares of common stock.

Change in Control of Company

On November 9, 2005, ComVest acquired control of the Company. ComVest purchased Senior Notes in the aggregate principal amount of $5,800,000 which are automatically convertible into 5,800 shares of Series D Preferred Stock, subject only to the filing of the Certificate of Designations with the relevant Secretary of State. Each share of Series D Preferred Stock, when issued, will be convertible at the option of the holder into 14,285.71 shares of our common stock. ComVest was also issued warrants to purchase up to 41,428,559 shares of our common stock which are immediately exercisable for a period of four (4) years at an exercise price of $0.10 per share, notwithstanding that the market price of a share of our common stock was $0.17 on November 9, 2005. This exercise price was based on a valuation of our company performed by ComVest which we negotiated at arms-length, without reference to any prevailing market price. Therefore, ComVest beneficially owned approximately 67.28% of our outstanding common stock as of November 9, 2005. ComVest acquired control of the Company from Kelly Alberts and Anthony Allocca. Pursuant to the Certificate of Designations, the holders of Series D Preferred Stock will have the right to elect five (5) members to our Board and the holders of common stock have the right to elect two (2) members to our Board.

In addition, at a second closing on December 22, 2005, ComVest purchased an additional Senior Note in the aggregate principal amount of $4,500,000. The additional Senior Note issued to ComVest at the second closing will automatically convert into 4,500 shares of Series D Preferred Stock upon the filing of the Certificate of Designations with the relevant Secretary of State. At the second closing, ComVest was also issued a warrant to purchase up to 32,142,847 shares of our common stock which is immediately exercisable for a period of four (4) years at an exercise price of $0.10 per share. Subsequent to the second closing, ComVest beneficially owned approximately 78.5% of our outstanding common stock.

Further, we granted ComVest an option to purchase an additional Senior Note or shares of Series D Preferred Stock for an aggregate purchase price of $5,000,000 which may be exercised at any time prior to May 9, 2006. If ComVest acquires a Senior Note pursuant to the ComVest Option, the Senior Note will be automatically convertible into 5,000 shares of Series D Preferred Stock upon the filing of the Certificate of Designations with the relevant Secretary of State. If ComVest exercises the ComVest Option, ComVest will also be issued a warrant to purchase up to 35,714,275 shares of our common stock which will be immediately exercisable for a period of four (4) years at an exercise price of $0.10 per share. Subsequent to the closing of the ComVest Option, if any, ComVest will beneficially own approximately 84.43% of our outstanding common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ComVest, in the Private Placement, acquired an aggregate of $10,300,000 of our Senior Notes and warrants to purchase 73,571,406 shares of our common stock in November and December of 2005. In connection with the Private Placement, ComVest also functioned as the placement agent in connection with the sale of additional Senior Notes in an aggregate principal amount of $1,200,000 and warrants to purchase 8,571,426 shares of our common stock. ComVest is entitled to a 2.5% fee in connection with the total proceeds of the Private Placement. ComVest received a total of $287,500 dollars for their services provided in connection with the Private Placement. Michael Falk is a member of our Board and the Chairman and a principal member of CGH which is the managing member of ComVest Partners II LLC which is in turn the managing member of ComVest. Cecilio Rodriguez is a member of our Board and the Chief Financial Officer of CGH.

Pursuant to the ComVest Securities Purchase Agreement, the Company has given ComVest the right to purchase an additional Senior Note in the principal amount of up to $5,000,000 and warrants to purchase up to an additional 35,714,256 shares of the Company’s common stock for a period of six months after November 9, 2005. An affiliate of ComVest, ComVest Advisors, LLC also provides financial and advisory services to the Company for which the Company pays ComVest Advisors, LLC a fee of $22,000 per month.

In addition, in connection with the Private Placement, the Company entered into Lock-Up Agreements with each of the following individuals: Peter Sollenne, Kelly Alberts, Anthony Allocca, David Vandertie, Dr. Gene Resnick, Margaret Barbetti, John Garizio and Russell Sobel. In general, the Lock-Up Agreements preclude each of the foregoing individuals from directly or indirectly offering, selling, pledging, contracting to sell (including any short sale), granting any option to purchase, entering into any contract to sell or otherwise disposing of or transferring any shares of common stock or other equity securities of the Company (the “Restricted Shares”), except as follows: (i) 25% of such holder’s Restricted Shares may be sold by the holder upon the later of six months after November 9, 2005 or the date on which a registration statement covering the resale of the shares of common stock issuable upon exercise of the Warrants and the shares issuable upon conversion of the Series D Preferred Stock is declared effective by the SEC, and (ii) after sales permitted by (i), an additional 37.5% of the holder’s Restricted Shares may be sold if the purchase price obtained by such selling holder is $0.75 or more, or (iii) after (i) and (ii), any remaining amount of Restricted Shares may be sold by the holder after November 9, 2008 (the “Lock-Up Period”).

In connection with the Millennix Acquisition, the Company is obligated to give Dr. Resnick, an officer and principal shareholder, a possible additional $1,400,000 if Millennix achieves certain earnout milestones.

In connection with Millennix Acquisition, the Company also assumed certain promissory notes of Millennix in the aggregate principal amount of approximately $850,000. Of this amount $680,820.58 was owed by Millennix to Dr. Resnick, our Senior Vice President and President of our Millennix division. The Company issued two (2) subordinated promissory notes in the aggregate amount of $680,820.58 in connection with the Company’s assumption of such debt. The first such note is in the principal amount of $370,820.58 and is due and payable as follows: (i) no interest accrues and the Company shall not be obligated to make any payments on such note until May 9, 2006, (ii) the Company shall make interest only payments for the six (6) calendar months beginning June 1, 2006 for the interest that accrues during each such month, and (iii) the Company shall make twenty-four (24) monthly payments of principal and interest beginning December 1, 2006; provided, however, that if Dr. Resnick violates the terms of his Non-Competition Agreement the Company may offset the outstanding balance of unpaid principal and interest under such note against any damages that arise from such violation. The second such note is in the principal amount of $310,000 and is payable as follows (1) the Company shall make interest only payments for the first twelve (12) months and (ii) the Company make twenty-four (24) monthly payments of principal and interest beginning December 1, 2006; provided, however, that if Dr. Resnick violates the terms of his Non-Competition Agreement the Company may offset the outstanding balance of unpaid principal and interest under such note against any damages that arise from such violation. Each such note is expressly subordinated to any existing or future debt the Company may incur. Each such note accrues interest at a rate equal to the prime rate of interest set forth in the Wall Street Journal, California edition.

DESCRIPTION OF SECURITIES

On December 1, 2005, the holders of a majority of our outstanding common stock executed a written consent authorizing, among other things: (i) our Reincorporation into the State of Delaware, (ii) an increase in the number of authorized common stock from 250,000,000 to 650,000,000, (iii) the elimination of any reference to the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) in our charter, (iv) and the creation of a new Series D Preferred Stock. Therefore, upon the expiration of the applicable waiting period set forth in the Rule 14c-2 promulgated under the Exchange Act, we will become a Delaware corporation with 650,000,000 shares of common stock authorized and 10,000,000 shares of preferred stock authorized, 16,500 of which will have been designated Series D Preferred Stock authorized. Our current authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value, and 2,820,000 shares of preferred stock, $0.001 par value, all of which having been designated Series A Preferred Stock. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the SEC and incorporated herein by reference.

Common Stock

As of December 31, 2005, there were 60,448,875 shares of common stock outstanding that were held of record by 30 stockholders. In addition, there are beneficial owners of our common stock whose shares are held in street name and, consequently, we are unable to determine the actual number of beneficial holders of our common stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Series A Preferred Stock

On October 31, 2005, the Board approved the conversion of all of the issued and outstanding shares of the Company’s Series A Preferred Stock into shares of Company’s common stock based on an exchange ratio of ten (10) shares of common stock to one (1) share of Series A Preferred Stock in accordance with the Company’s Amended and Restated Articles of Incorporation. On November 4, 2005, the Company converted 2,820,000 shares of Series A Preferred Stock into 28,200,000 shares of common stock upon receipt of notice of such conversion from the holders of such Series A Preferred Stock.

Since November 4, 2005, there have been no shares of our Series A Preferred Stock outstanding. All references to Series A Preferred Stock will be removed in the Certificate of Incorporation filed in connection with the Reincorporation.

Series D Preferred Stock

On October 31, 2005, the Board approved the creation of the Series D Preferred Stock. The Board authorized up to 16,500 shares of Series D Preferred Stock. The Series D Preferred Stock, when issued, will be senior in rights, preferences and privileges to the shares of the Company’s common stock as set forth in a Certificate of Designations to be filed with the relevant Secretary of State. The holders of Series D Preferred Stock, when issued, will be entitled to receive the stated value of $1,000 for each share of Series D Preferred Stock, subject to average weighted anti-dilution adjustments, in a “liquidation event” as defined in the Certificate of Designations. Each share of Series D Preferred Stock, when issued, will be convertible at the option of the holder into 14,285.71 shares of Company’s common stock, subject to weighted average anti-dilution adjustments. The holders of Series D Preferred Stock will be entitled to vote on all matters presented to the holders of common stock on an as-if-converted to common stock basis. The holders of Series D Preferred Stock will also have the right to elect five (5) out of seven (7) members of the Board. Additionally, the Company may not, once the shares of Series D Preferred Stock are issued, without the consent of the holders of a majority of the shares of Series D Preferred Stock, take certain actions, including, without limitation: (i) alter, amend or repeal the rights, preferences and privileges of the Series D Preferred Stock; (ii) alter, amend or repeal the Company’s articles of incorporation or bylaws in a manner that would adversely affect the voting power or any other rights, preferences or privileges of the Series D Preferred Stock; (iii) create any securities senior in rights, preferences or privileges to the Series D Preferred Stock; and (iv) create any securities equal in rights, preferences or privileges to the Series D Preferred Stock.

Blank Check Preferred Stock

In connection with the Reincorporation, the Company will have authorized for issuance an additional 9,983,500 shares preferred stock with rights, preferences and privileges to be determined by our Board from time to time in order to allow the Company to raise capital through the issuance of such newly authorized shares to certain investors. However, we have no present intent, commitment, arrangement or agreement to issue any such shares of preferred stock. In addition, we may use such additional preferred stock to prohibit certain takeover attempts or as consideration in future acquisitions, although we have not currently identified any such acquisition candidates.

Be advised that the issuance of such preferred stock will dilute our existing shareholders and that our Board does not intend to solicit further approval from our shareholders prior to designating the rights, preferences or privileges of any such preferred stock, including, without limitation, rights as to dividends, conversion, voting, liquidation preference or redemption, which in each case may be superior to the rights of our common stock, or prior to the issuance of any such shares of preferred stock.

Senior Secured Promissory Notes

In connection with the Private Placement, on November 9, 2005, the Company issued Senior Notes in the aggregate principal amount of $7,000,000 to the Purchasers pursuant to the ComVest Securities Purchase Agreement. On December 22, 2005, the Company issued additional Senior Notes in the aggregate principal amount of $4,500,000 to ComVest pursuant to the ComVest Securities Purchase Agreement. All of the outstanding Senior Notes are automatically convertible into 11,500 shares of Company’s Series D Preferred Stock, upon the expiration of the Waiting Period and the filing of the Certificate of Designations with the relevant Secretary of State. If the Senior Notes have not been converted into shares of Series D Preferred Stock prior to March 10, 2006 for the Senior Notes issued on

November 9, 2005 and April 23, 2006 for the Senior Notes issued on December 22, 2005, the Senior Notes will accrue interest at a rate of 12% per annum and shall become due and payable in full on March 10, 2006 and April 23, 2006, respectively.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

EXPERTS

The consolidated financial statements of IT&E International Group as of, and for the years ended, December 31, 2004 and 2003, and the Audited Financial Statements of Millennix Inc. as of, and for the years ended December 31, 2004 and 2003 appearing in this prospectus and registration statement, have been audited by Beckstead and Watts, LLP, independent registered public accounting firm, as stated in their reports thereon.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, http://www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Beckstead and Watts, LLP
Certified Public Accountants
2425 W Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 (tel)
702.362.0540 (fax)

We have audited the accompanying restated balance sheet of IT&E International Group as of December 31, 2004, and the related restated statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, revised as described in Note 2, present fairly, in all material respects, the financial position of IT&E International Group as of December 31, 2004, and the results of its operations, equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company’s 2004 total assets and total liabilities reported as $6,919,018 and $6,027,398 should have been $4,412,156 and $3,488,945, respectively, and retained earnings and net loss previously reported as $7,080 and $(499,058), respectively, should have been $38,673 and $(467,465), respectively. This discovery was made subsequent to the issuance of the financial statements. The financial statements have been restated to reflect this correction.

/s/ BECKSTEAD AND WATTS, LLP

Henderson, Nevada
March 22, 2005, except for Note 2, as to which the date is October 19, 2005

Report of Independent Registered Public Accounting Firm

Beckstead and Watts, LLP
Certified Public Accountants
2425 W Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 (tel)
702.362.0540 (fax)

We have audited the accompanying balance sheet of IT&E International Group (the “Company”), as of December 31, 2003, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IT&E International Group as of December 31, 2003, and the results of its operations, equity and cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ BECKSTEAD AND WATTS, LLP

Henderson, Nevada
March 22, 2005

IT&E INTERNATIONAL GROUP
Balance Sheets

	December 31,
	2004	2003
	(restated)
Assets
Current Assets:
Cash	$402,779	$173,236
Accounts receivable (net of allowance for doubtful accounts of $75,000 and $118,118, respectively)	2,644,501	1,639,907
Unbilled revenue	133,398	195,607
Prepaid and other current assets	77,175	71,965
Total Current Assets	3,257,853	2,080,715
Fixed Assets, net	313,435	82,618
Loan Fees, net	807,144	—
Deposits	33,724	23,382
	$4,412,156	$2,186,715
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$596,189	$254,855
Accrued payroll and employee benefits	322,300	168,296
Line of credit—bank	—	855,015
Current portion of capital lease obligations	3,089	—
Current portion of convertible note payable	666,667	—
Deferred rent	30,293	—
Other accrued liabilities	21,057	27,731
Total Current Liabilities	1,639,595	1,305,897
Long-term capital lease obligations, less current portion	16,015	—
Long-term convertible note payable, less current portion	1,833,333	—
	3,488,945	1,305,897
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 70,000,000 share authorized, 19,000,000 shares issued and outstanding	19,000	19,000
Preferred stock, $.001 par value, 5,000,000 shares authorized, 2,000,000 shares issued and outstanding	2,000	2,000
Additional paid-in capital	863,540	353,680
Retained earnings	38,673	506,138
	923,213	880,818
	$4,412,156	$2,186,715

The accompanying notes are an integral part of these financial statements.

IT&E INTERNATIONAL GROUP
Statements of Operations

	Years ended December 31,
	2004	2003
	(restated)
Service Revenue	$13,437,388	$10,018,459
Reimbursement revenue	405,749	392,426
Total Revenue	13,843,137	10,410,885
Cost of Revenue	9,497,806	6,444,287
Reimbursable out-of-pocket expenses	405,749	392,426
Gross profit	3,939,582	3,574,173
Operating Expenses:
General and administrative expenses	2,876,100	2,795,472
Sales and marketing expenses	982,077	333,730
Depreciation expense	21,588	18,438
Officer salaries	457,981	300,000
Total Operating Expenses	4,337,746	3,447,640
Net Operating Income (Loss)	(398,165)	126,533
Other income (expense):
Other income (expense)	32,831	(8,298)
Interest expense	(102,131)	(33,206)
Total Other Income (Expense)	(69,300)	(41,504)
Income (Loss) Before Provision for Income Taxes	(467,465)	85,029
Provision for income taxes	—	3,000
Net Income (Loss)	$(467,465)	$82,029
Weighted average number of common shares outstanding—basic and fully diluted	19,000,000	19,000,000
Net income (loss) per share—basic and fully diluted	$(0.02)	$0.00

The accompanying notes are an integral part of these financial statements.

IT&E INTERNATIONAL GROUP
Statements of Stockholders’ Equity

	Common Stock		Preferred Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance, Dec 31, 2002, Restated	19,000,000	$19,000	2,000,000	$2,000	$353,680	$424,109	$798,789
Net income						82,029	82,029
Balance, Dec 31, 2003, Restated	19,000,000	19,000	2,000,000	2,000	353,680	506,138	880,818
Issuance of Warrants					509,860	—	509,860
Net loss, Restated						(467,465)	(467,465)
Balance, Dec. 31, 2004, Restated	19,000,000	$19,000	2,000,000	$2,000	$863,540	$38,673	$923,213

The accompanying notes are an integral part of these financial statements.

IT&E INTERNATIONAL GROUP
Statements of Cash Flow

	Years ended December 31,
	2004	2003
	(restated)
Cash flows from operating activities
Net income (loss)	$(467,465)	$82,029
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation expense	21,588	18,438
Amortization of loan fees	60,235	—
Loss on disposal of fixed assets	—	8,298
Deferred rent	30,293	—
Changes in assets and liabilities
Accounts receivable	(1,004,594)	(854,727)
Unbilled revenue	62,209	(112,130)
Prepaid and other current assets	(5,210)	7,170
Accounts payable	341,334	48,423
Accrued payroll and employee benefits	154,004	51,180
Other accrued liabilities	(6,673)	3,000
Net cash used by operating activities	(814,279)	(748,319)
Cash Flow from investing activities
Purchase of fixed assets, including internal-use software	(252,405)	(57,355)
Deposits	(10,342)	2,853
Loan Fees	(357,519)	—
Net cash used by investing activities	(620,267)	(54,502)
Cash Flow from financing activities
Proceeds from line of credit	758,000	816,021
Payments on line of credit	(1,613,015)	—
Proceeds from capital lease obligation	20,039	—
Payments on capital lease obligations	(935)	—
Proceeds from convertible note payable	2,500,000	—
Net cash provided by financing activities	1,664,089	816,021
Net increase in cash and cash equivalents	229,543	13,200
Cash and cash equivalents, beginning of year	173,236	160,036
Cash and cash equivalents, end of year	$402,779	$173,236
Supplemental disclosures:
Interest paid	$82,109	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these financial statements.

IT&E INTERNATIONAL GROUP
NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

In this discussion, the terms “Company”, “we”, “us”, and “our”, refer to IT&E International Group and subsidiaries, except where it is made clear otherwise.

We are a life sciences service organization focused on providing our clients with project-based consulting services in the areas of FDA regulatory compliance, data management, biometrics and clinical validation throughout the clinical trials lifecycle. Our services range from recruitment of patients for clinical trials and providing skilled personnel to assist with managing clinical trials, to providing enterprise software solutions and training to manage data to ensure FDA compliance. We also provide validation services for new pharmaceutical manufacturing facilities. We serve a variety of clients, including those in the private industry, public institutions, research facilities and the government.

We were incorporated in the State of Nevada in 2002 as Clinical Trials Assistance Corporation. In April 2004, we merged with IT&E International, Inc. and changed our name to IT&E International Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CORRECTION OF AN ERROR

We have previously issued our consolidated financial statements for the year ended December 31, 2004 and are now correcting our financial statements for the year ended December 31, 2004 to reflect that we have determined that the item “Cash-restricted” in the amount of $2,506,862 reflected on the balance sheet as a current asset does not fall within the definition of an “asset” under generally accepted accounting principles (“GAAP”) since the restricted cash was under the sole dominion and control of Laurus Master Fund, Ltd. In addition, the item “Long-term convertible note payable, less current portion” reflected on the balance sheet has been correspondingly reduced by $2,500,000 because the Company has also determined that the portion of the proceeds from the issuance of such convertible promissory note that was placed in the restricted account does not fall within the definition of “liability” under GAAP. This correction also impacts the Statements of Operations, the Statements of Stockholders’ Equity, and the Statements of Cash Flow for the year ended December 31, 2004, as interest income of $6,862 had been previously recorded, along with accrued interest payable of $38,455 on the restricted proceeds. The net impact is a reduction of the net loss of $31,593. Several reclassifications were also made to prior interest expense transactions, and Footnote 6 to the financial statements included herein has been amended to reflect the foregoing. In addition a reclassification of $820 was made between preferred stock and additional paid-in capital to correct for fully paid Series A preferred stock issued in excess of the number of Series A preferred stock authorized. These shares require shareholder authorization before they can be issued.

The effects on our previously issued 2004 financial statements are summarized as follows:

	Previously Reported	Increase (Decrease)	Restated
Cash-Restricted	$2,506,862	$(2,506,862)	$—
Total Current Assets	5,764,715	(2,506,862)	3,257,853
Total Assets	6,919,018	(2,506,862)	4,412,156
Current Liabilities	1,678,050	(38,455)	1,639,595
Long-term convertible note payable, less current portion	4,333,333	(2,500,000)	1,833,333
Total Liabilities	6,027,398	(2,538,453)	3,488,945
Stockholders’ Equity:
Preferred Stock	2,820	(820)	2,000
Additional Paid-in Capital	862,720	820	863,540
Net Loss for 2004	(499,058)	31,593	(467,465)
Total Liabilities and Stockholders’ Deficit	6,919,018	(2,506,862)	4,412,156

Statement of Operations for the Year Ended December 31, 2004

	Previously Reported	Increase (Decrease)	Restated
Interest Income	$3,298	$(3,298)	$—
Interest Expense	(137,022)	34,891	(102,131)
Net Loss	(499,058)	31,593	(467,465)
Net Loss Per Share—Basic and Diluted	(0.03)	0.01	(0.02)

Statement of Stockholders’ Equity as of December 31, 2004

	Preferred Stock				Total Stockholders’
	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings	Equity (Deficit)
Balance at January 1, 2004, as previously reported	2,820,000	$2,820	$352,860	$506,138	$880,818
Shares issued, but not yet authorized	(820,000)	(820)	820		—
Net loss for 2004, as restated				(467,465)	(467,465)
Balance at December 31, 2004, as restated	2,000,000	$2,000	$863,540	$38,673	$923,213

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We maintain an allowance for doubtful accounts for estimated losses resulting from an inability of clients to make required payments. This allowance is based on account receivables, historical collection experience, current economic trends, and changes in the customer payment terms.

CASH AND CASH EQUIVALENTS, INCLUDING RESTRICTED CASH

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Our restricted cash equivalents consist primarily of a short-term money market deposit. Our cash accounts are with certain financial institutions. The balances in these accounts exceed the maximum U.S. federally insured amount. We have not experienced any losses in such accounts and we believe that we are not exposed to any significant credit risk on our cash and cash equivalents.

REVENUE RECOGNITION, ACCOUNTS RECEIVABLE, AND UNBILLED RECEIVABLES

Revenues are derived primarily from FDA validation and compliance outsourcing services, consulting, and systems integration. Revenues are recognized on a time-and-materials, level-of-effort, percentage-of-completion, or straight-line basis. Before revenues are recognized, the following four criteria must be met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred or services rendered; (c) the fee is fixed and determinable; and (d) collectibility is reasonably assured. We determine if the fee is fixed and determinable and collectibility is reasonably assured based on our judgment regarding the nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Arrangements range in length from less than one year to several years.

Revenues from time-and-materials arrangements are generally recognized based upon contracted hourly billing rates as the work progresses. Revenues from level-of-effort arrangements are recognized based upon a fixed price for the level of resources provided. Revenues from fixed fee arrangements for consulting are generally recognized on a rate per hour or percentage-of-completion basis. For each of our fixed fee contracts we maintain estimates of total revenue and cost over the contract term. For purposes of periodic financial reporting on the fixed price consulting contracts, we accumulate total actual costs incurred to date under the contract. The ratio of those actual costs to its then-current estimate of total costs for the life of the contract is then applied to its then-current estimate of total revenues for the life of the contract to determine the portion of total estimated revenues that should be recognized. We follow this method because reasonably dependable estimates of the revenues and costs applicable to various stages of a contract can be made. In addition, total actual costs incurred would approximate measuring revenue based on labor hours since total actual costs are derived from the labor hours incurred. No material difference would occur if such costs were measured by total actual costs as compared to labor hours incurred.

Revenues recognized on fixed price consulting contracts are subject to revisions as the contract progresses to completion. If we do not accurately estimate the resources required or the scope of the work to be performed, do not complete our projects within the planned periods of time, or do not satisfy our obligations under the contracts, then profit may be significantly and negatively affected or losses may need to be recognized. Revisions in our contract estimates are reflected in the period in which the determination is made that facts and circumstances dictate a change of estimate. Favorable changes in estimates result in additional revenues recognized, and unfavorable changes in estimates result in a reduction of recognized revenues. Provisions for estimated losses on individual contracts are made in the period in which the loss first becomes known.

Over 95% of our contracts are performed on a time and materials basis, with the remaining 5% being fixed fee contracts.

At the beginning of 2003, we adopted EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration is allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. Our contracts are primarily time and material contracts devoted to a specific deliverable rather than to multiple deliverables.

On certain contracts, or elements of contracts, costs are incurred subsequent to the signing of the contract, but prior to the rendering of service and associated recognition of revenue. Where such costs are incurred and realization of those costs is either paid for upfront or guaranteed by the contract, those costs are deferred and later expensed over the period of recognition of the related revenue. At December 31, 2004 and 2003, the Company had no deferred costs.

Unbilled receivables represent revenues recognized for services performed that were not billed at the balance sheet date. The majority of these amounts are billed in the subsequent month. As of December 31, 2004 and 2003, the Company had unbilled revenues included in current receivables of $133,398 and $195,607, respectively.

REIMBURSABLE OUT-OF-POCKET EXPENSES

In addition to the standard costs incurred to provide services to our customers, we pay other incidental expenses, in excess of contract amounts, which are generally reimbursable under the terms of the contract. These expenses are recorded as both revenues and direct cost of services in accordance with the provisions of EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.”

CREDIT RISKS

Financial instruments that subject us to concentrations of credit risks consist primarily of cash and cash equivalents and billed and unbilled accounts receivable. Our clients are primarily involved in the healthcare and pharmaceutical industries. The significant majority of our accounts receivable exposure is to large, well established firms. Concentrations of credit risk with respect to billed and unbilled accounts receivable are mitigated, to some degree, based upon the nature of our clients. Management considers the likelihood of material credit risk exposure as remote.

The healthcare and life sciences industries may be affected by economic factors, which may impact accounts receivable. At December 31, 2004, approximately 75% of the outstanding trade receivables are due from nine customers who also accounted for approximately 65% of total sales. Management does not believe that any single customer or geographic area represents significant credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain other liabilities approximate their estimated fair values due to the short-term nature of these instruments. Investments available for sale are carried at fair value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from three to seven years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever are shorter.

We account for costs incurred to develop computer software for internal use in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. As required by SOP 98-1, we capitalize the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over various periods up to three years. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life. For the years ended December 31, 2004 and December 31, 2003, we capitalized product development costs of $210,444 and $16,000, respectively, and will begin to amortize such costs in 2005 over the estimated useful life of three years.

Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts, and any gain or loss on such disposition is reflected in the consolidated statements of operations.

Expenditures for repairs and maintenance are charged to operations as incurred.

INCOME TAXES

Income taxes are computed using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than the enactment of changes in tax law or rates. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recorded.

NET INCOME (LOSS) PER SHARE

Net income (loss) per basic share is computed using the weighted average number of common shares outstanding. Net income (loss) per diluted share is computed using the weighted average common shares and potential common shares outstanding. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Warrants to purchase 3,924,000 shares of common stock were outstanding during 2004, but were not included in the computation of earnings per diluted shares because the effect would be antidilutive. There were no stock options issued and outstanding as of December 31, 2004 and 2003.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R”), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Statement 123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123R on July 1, 2005. Statement 123R permits public companies to adopt its requirements using one of two methods:

1.      A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123R for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123R that remain unvested on the effective date.

2.      A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We are currently evaluating the two different methods for the adoption of Statement 123 and have not determined which of the two methods we will adopt.

To date, we have not issued stock-based payments to our employees, though we anticipate the issuance of stock options during 2005. As such, we have not recognized any stock-based compensation during 2004 and 2003.

We believe that the adoption of Statement 123R’s fair value method will have a material impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. Statement 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. We cannot estimate what those amounts will be as it will depend on the levels of share-based payments granted in the future.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as equity. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not believe that the adoption of SFAS No. 150 will have a material impact on our financial statements.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition”, which supersedes SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple-element revenue arrangements that was superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” and to rescind the SEC’s related “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” issued with SAB 101 that had been codified in SEC Topic 13, “Revenue Recognition.” While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not have a material effect on our financial position or results of operations.

RECLASSIFICATION

Certain amounts in the 2003 financial statements have been reclassified to conform to the presentation of the 2004 financial statements.

3. MERGER WITH CLINICAL TRIALS ASSISTANCE CORPORATION

On April 14, 2004, the Company, Clinical Trials Assistance Corporation, a Nevada corporation (“CTAL”), and Clinical Trials Assistance Acquisition Corporation, a Nevada corporation (“Merger Sub”), entered into an Acquisition Agreement and Plan of Merger (collectively the “Agreement”) pursuant to which CTAL, through its wholly-owned subsidiary, Merger Sub, acquired IT&E in exchange for 11,000,000 shares of CTAL common stock which were issued to the holders of IT&E stock (the “Merger”). Immediately after the Acquisition was consummated, and further to the Agreement, CTAL’s controlling stockholder cancelled 28,000,000 shares of CTAL’s Common Stock held by him (the “Cancellation”). The transaction contemplated by the Agreement was intended to be a “tax-free” reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

The stockholders of IT&E (three stockholders owning 481,500 shares), who unanimously approved the acquisition as of the closing date of the Merger and after giving effect to the Cancellation, now own approximately 80% of the CTAL’s outstanding common stock. This figure is based on the issuance of 9,000,000 shares of $0.001 par value common stock and the share dilution upon conversion of the 2,000,000 warrants into common stock.

This transaction was accounted for as a reverse merger, since the stockholders of IT&E own a majority of the issued and outstanding shares of common stock of CTAL, and the directors and executive officers of IT&E became the directors and executive officers of the CTAL. No goodwill or other intangible was recorded as a part of this transaction and the cost of the transaction was expensed as incurred. In accordance with reverse merger accounting guidelines, all share issuances and per share calculations reflect the issuance of the merger shares on a retroactive basis “as if” the shares were issued from the date of inception of IT&E before the merger with CTAL.

As a part of this transaction, 2,000,000 warrants were issued to several individuals for cash totaling $2,000. The warrants are convertible on a one- for-one basis at a price to be agreed upon on the exercise date by the Company’s board of directors and the warrant holders. The exercise date is not sooner than one year and not later than five years.

4. ADVANCES TO EMPLOYEES

At December 31, 2004 and 2003, the Company had advanced $21,525 and $46,971, respectively, to certain employees. The notes are non-interest bearing and due during 2005. During 2005, an employee advance of $20,000 was deemed uncollectible.

5. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 and 2003 consisted of the following:

	2004	2003
Computers	$135,971	$113,940
Furniture and Fixtures	41,007	21,082
Internal-Use Software	210,444	16,000
Leasehold Improvements	17,898	1,731
	405,320	152,753
Less Accumulated Depreciation	(91,885)	(70,135)
Net Fixed Assets	$313,435	$82,618

Depreciation expense totaled $21,588 and $18,438 during the years ended December 31, 2004 and 2003, respectively.

6. CONVERTIBLE DEBT

On October 18, 2004, we issued a $5,000,000 secured convertible term note (“Note”) to Laurus Master Fund, Ltd. (“Laurus”). The Note is convertible into shares of our common stock at an initial conversion price of $0.75 per share. Pursuant to this agreement, we also issued to Laurus a warrant (“Warrant”) to purchase up to 1,924,000 shares of our common stock, of which 962,000 shares will have an exercise price of $0.94 and 962,000 shares will have an exercise price of $1.12. The warrants expire on October 18, 2011.

The Note has a term of three years and accrues interest at the prime rate plus 2.5% per year (7.50% as of December 31, 2004). The Note is secured by all our assets and the assets of our subsidiaries. The Note consists of a non- restricted facility of $2.5 million and a restricted facility of $2.5 million. The non-restricted facility was used to pay off an outstanding line of credit of approximately $1.5 million, with the remaining $1.0 million, net of transaction fees, being used for working capital. The second $2.5 million facility is restricted for either additional internal growth working capital requirements or for a future acquisition, which is a part of our strategic long-term growth plans. The cash related to the restricted account has not been recorded as an asset on our balance sheet, nor has the amount of the secured convertible note that corresponds to the amount in the restricted account been recorded as a liability on our balance sheet since such funds are under the sole dominion and control of Laurus as security for our obligations under the Laurus Securities Purchase Agreement and other related agreements. Such restricted cash does not fall within the definition of an “asset” under generally accepted accounting principles (“GAAP”) nor does the amount of the secured note that corresponds to the amount of cash in the restricted account fall within the definition of “liability” under GAAP.

Interest on the unrestricted principal amount is payable monthly, in arrears, on the first business day of each calendar month until the maturity date. Under the terms of the Note, the monthly interest payment and the monthly principal payment are payable either in cash at 103% of the respective monthly amortization amounts or, if certain criteria are met, in shares of our common stock. The minimum monthly principal repayment of $83,333.33 commences on May 1, 2005, and continues through the October 18, 2007 maturity date. The principal criteria for the monthly payments to be made in shares of our common stock include:

•       the effectiveness of a current registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible;

•       an average closing price of our common stock for the previous five trading days greater than or equal to 110% of the fixed conversion price; and

•       the amount of such conversion not exceeding 25% of the aggregate dollar trading volume of our common stock for the previous 22 trading days.

We may prepay the non-restricted facility of the Note at any time by paying 125% of the principal amount then outstanding, together with accrued but unpaid interest thereon. We may also prepay the restricted facility of the Note at any time by paying 115% of the principal amount then outstanding, together with accrued but unpaid interest thereon. Upon an event of default under the Note, Laurus may demand repayment of the outstanding principal balance at a rate of 125% of the non-restricted facility of the Note and 115% of the outstanding principal balance of the restricted facility, plus any accrued interest. If the Note remains outstanding after an event of default that is not cured, the interest rate increases to 1.5% per month.

On a month-by-month basis, if we register the shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant on a registration statement declared effective by the Securities and Exchange Commission, and the market price of our common stock for five consecutive trading days exceeds the conversion price by at least 25%, then the interest rate on the Note for the succeeding calendar month shall be reduced by 1% for every 25% increase in the market price of our common stock above the conversion price of the Note, but in no event shall the interest rate be less than zero percent.

Laurus also has the option to convert all or a portion of the Note into shares of our common stock at any time, subject to limitations described below, at a conversion price of $0.75 per share, subject to adjustment as described below. The Note is currently convertible into 3,333,333 shares of our common stock, excluding the conversion of any accrued interest. Laurus is limited on its ability to convert is the conversion of the Note or the exercise of the Warrant would cause the shares then held be Laurus to exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice.

We were obligated to file a registration statement with the Securities and Exchange Commission (“SEC”) registering the resale of shares of our common stock issuable upon conversion of the Note and exercise of the Warrant by November 17, 2004, and to have such Statement declared effective by the SEC by no later than January 25, 2005. We timely filed the registration statement, but it has not yet been declared effective. If the registration statement is not declared effective within the timeframe described, if the registration statement is suspended other than as permitted in the Registration Rights Agreement, or if our common stock is not listed for three consecutive trading days, we are obligated to pay Laurus additional cash fees. The cash fees are 2.0% of the original principal amount of the Note for each 30 day period in which we fail to correct these issues. Since the registration statement has not yet been declared effective, we are incurring monthly cash fees to Laurus.

The fair value of the warrants has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these warrants are $0.28 and $0.25. The following assumptions were used in computing the fair value of these warrants: weighted average risk-free interest rate of 6.0%, zero dividend yield, volatility of the Company’s common stock of 86.81% and an expected life of the warrants of two years. Approximately $510,000 was added to financing costs as a result of the warrants. No warrants have been exercised through December 31, 2004. In addition to the costs related to the warrants, we also incurred approximately, $358,000 of loan origination costs for the debt. We will amortize the total loan costs over the period of the loan. We amortized approximately $60,000 for the period ending December 31, 2004.

Future maturities of long-term debt are as follows as of December 31, 2004:

2005	$666,667
2006	1,000,000
2007	833,333
2008	—
2009	—
Thereafter	—
$2,500,000

7. COMMITMENTS AND CONTINGENCIES

During 2004, we entered into a new capital lease obligation totaling $20,039. This leased equipment has accumulated depreciation of $1,391 at December 31, 2004.

Future minimum lease payments on the capital lease obligation at December 31, 2004 are as follows:

For the year ending December 31:
2005	$5,654
2006	5,654
2007	5,654
2008	5,654
2009	3,769
Total	26,385
Less amount representing interest	(7,281)
Present value of capital lease payments	$19,104

The Company also leases its office facilities, certain office space, and living accommodations for consultants on short-term projects under operating leases that expire over the next three years. At December 31, 2004, the Company was obligated under non-cancelable operating leases with future minimum rentals as follows:

For the year ending December 31,
2005	$133,241
2006	97,402
2007	79,971
Total	$310,614

Rent expense was $226,036 and $206,154 for the years ended December 31, 2003 and 2002, respectively.

We are involved in various legal actions arising in the normal course of business. We believe that the outcome of these matters will not have a material adverse effect on our financial position or results of operation.

8. PROFIT SHARING PLANS

We provide a 401(k) salary deferral plan for eligible employees. Employees may elect to reduce their compensation by an amount that will not exceed the total amount allowed by the Internal Revenue Code for all contributions to qualified plans. The plan does provide for discretionary contributions by the employer. No contributions were made by the Company to the plan for the years ended December 31, 2004 and 2003.

IT&E INTERNATIONAL GROUP
Balance Sheets

	September 30,	December 31,
	2005	2004
	(unaudited)	(restated)
Assets
Current assets:
Cash	$2,177,026	$402,779
Accounts receivable, net of allowance for doubtful accounts of $75,000 at September 30, 2005 and December 31, 2004	2,418,511	2,644,501
Unbilled revenue	79,312	133,398
Prepaid and other current assets	228,614	77,175
Total current assets	4,903,463	3,257,853
Fixed assets, net	265,956	313,435
Loan fees, net	590,299	807,144
Deposits	11,679	33,724
	$5,771,397	$4,412,156
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$394,662	$596,189
Accrued payroll and employee benefits	489,029	322,300
Current portion of capital lease obligations	3,441	3,089
Current portion of convertible note payable	2,123,077	666,667
Accrued interest on note payable	41,285	16,457
Deferred rent	24,927	30,293
Other accrued liabilities	114,897	4,600
Total current liabilities	3,191,318	1,639,595
Long-term capital lease obligations, less current portion	13,388	16,015
Long-term convertible note payable, less current portion	2,300,000	1,833,333
	5,504,706	3,488,943
Stockholders’ equity:
Common stock, $.001 par value, 250,000,000 shares authorized, 21,344,198 and 19,000,000 shares issued and outstanding, respectively	21,344	19,000
Preferred stock, $.001 par value, 2,820,000 shares authorized, 2,820,000 and 2,000,000 shares issued and outstanding, respectively	2,820	2,000
Additional paid-in capital	1,124,676	863,540
Retained earnings (deficit)	(882,149)	38,673
	266,691	923,213
	$5,771,397	$4,412,156

The accompanying notes are an integral part of these financial statements.

IT&E INTERNATIONAL GROUP
Statements of Operations
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Service revenue	$4,292,422	$3,038,582	$13,036,358	$9,404,394
Reimbursement revenue	146,878	116,552	379,833	320,737
Total revenue	4,439,300	3,155,134	13,416,191	9,725,131
Cost of revenue	2,886,019	2,410,783	8,907,476	6,693,321
Reimburseable out-of-pocket expenses	146,878	116,552	379,833	320,737
Total cost of sales	3,032,897	2,527,335	9,287,309	7,014,058
Gross profit	1,406,403	627,799	4,128,882	2,711,073
Operating Expenses:
General and administrative expenses	842,160	710,250	2,405,345	1,918,475
Sales and marketing expenses	296,392	252,693	988,273	698,924
Depreciation expense	23,742	4,677	66,491	14,314
Officer compensation	329,739	108,750	778,582	326,250
Total operating expenses	1,492,033	1,076,370	4,238,691	2,957,963
Net operating loss	(85,630)	(448,571)	(109,809)	(246,890)
Other income (expense):
Interest income	56,013	—	58,331	—
Interest expense	(230,172)	(18,568)	(375,960)	(49,032)
Loan fee amortization	(72,282)	—	(216,845)	—
Fees on long-term debt	—	—	(214,039)	—
Non-cash financing costs	—	—	(62,500)	—
Bad debt expense	—	32,359	—	32,359
Total other income (expense)	(246,441)	13,791	(811,013)	(16,673)
Net loss	$(332,071)	$(434,780)	$(920,822)	$(263,563)
Weighted average number of common shares outstanding—basic and fully diluted	21,344,198	19,000,000	20,412,124	19,000,000
Net loss per share—basic and fully diluted	$(0.02)	$(0.02)	$(0.05)	$(0.01)

The accompanying notes are an integral part of these financial statements.

IT&E INTERNATIONAL GROUP
Statements of Cash Flow
(Unaudited)

	For the nine months ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(920,822)	$(263,563)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation expense	66,491	14,314
Bad debt expense	—	32,359
Amortization of loan fees	216,845	—
Deferred rent	(5,366)	—
Stock issued for financing costs	62,500	—
Stock issued for compensation	200,000	—
Changes in assets and liabilities:
Accounts receivable	225,990	(633,240)
Unbilled revenue	54,086	—
Prepaid and other current assets	(151,439)	(31,895)
Accounts payable	(201,527)	306,175
Accrued payroll and employee benefits	166,729	252,565
Accrued interest on note payable	24,828	—
Other current liabilities	110,297	18,987
Net cash used by operating activities	(151,388)	(304,298)
Cash flows from investing activities:
Purchase of fixed assets, including internal-use software	(19,012)	(201,306)
Deposits	22,045	(18,196)
Net cash provided from (used by) investing activities	3,033	(219,502)
Cash flows from financing activities:
Proceeds from line of credit	—	688,000
Payments on line of credit	—	(48,865)
Proceeds from capital lease obligation	—	20,039
Payments on capital lease obligation	(2,275)	—
Proceeds from convertible note payable	2,500,000	—
Payments on convertible note payable	(576,923)	—
Proceeds from exercise of warrants	1,800	—
Distributions to shareholders	—	(16,850)
Net cash provided from financing activities	1,922,602	642,324
Net increase in cash and cash equivalents	1,774,247	118,524
Cash and cash equivalents, beginning of period	402,779	173,236
Cash and cash equivalents, end of period	$2,177,026	$291,760
Supplemental disclosures:
Interest paid	$334,675	$49,032
Income taxes paid	$55,184	$2,212

The accompanying notes are an integral part of these financial statements.

IT&E INTERNATIONAL GROUP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

In this discussion, the terms “Company”, “we”, “us”, and “our”, refer to IT&E International Group and subsidiaries, except where it is made clear otherwise.

We are a life sciences service organization focused on providing our clients with project-based consulting services in the areas of FDA regulatory compliance, data management, biometrics and clinical validation throughout the clinical trials lifecycle. Our services range from recruitment of patients for clinical trials and providing skilled personnel to assist with managing clinical trials, to providing enterprise software solutions and training to manage data to ensure FDA compliance. We also provide validation services for new pharmaceutical manufacturing facilities. We serve a variety of clients, including those in the private industry, public institutions, research facilities and the government.

We were incorporated in the State of Nevada in 2002 as Clinical Trials Assistance Corporation. In April 2004, we merged with IT&E International, Inc. and changed our name to IT&E International Group.

2. BASIS OF PRESENTATION

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with our consolidated financial statements for the year ended December 31, 2004 and the notes thereto. We have followed the same accounting policies in the preparation of these consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results. Certain amounts in the 2004 financial statements have been reclassified to conform to the presentation of the 2005 financial statements.

During October 2005, we restated our financial statements that had previously been filed with our Form 10-KSB/A for the year ended December 31, 2004, and our Form 10-QSB’s filed for the quarters ended March 31, 2005 and June 30, 2005. The restatement was the result of our determination that previously noted “Cash-restricted” on our balance sheets for those periods did not fall within the definition of an “asset” under generally accepted accounting principles (“GAAP”) since the restricted cash was under the sole dominion and control of Laurus Master Fund, Ltd., the party to a $5,000,000 convertible note. In addition, previously noted “Long-term convertible note payable, less current portion” was also restated because we determined that the portion of the proceeds from the issuance of such convertible promissory note that was placed in the restricted account did not fall within the definition of “liability” under GAAP. See footnote 4 for further details concerning this convertible debt.

3. FIXED ASSETS

During the nine months ended September 30, 2005 we had $19,012 of fixed asset additions.

Depreciation expense totaled $23,742 and $4,677 for the three months ended September 30, 2005 and 2004, respectively, and $66,491 and $14,314 for the nine months ended September 30, 2005 and 2004, respectively.

4. CONVERTIBLE DEBT

We have outstanding a $5,000,000 secured convertible term note to Laurus Master Fund, Ltd (“Laurus”). During October 2004, we issued $2,500,000 of this note. During the first quarter of 2005, as a result of not meeting the requirement of causing the registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible to become effective, we incurred fees of approximately $214,000. During April 2005, Laurus issued an additional $500,000 to pay these fees, along with the accrued interest owed on the $500,000 which was not due until issued. During August 2005, Laurus released the remaining $2 million, plus the interest that had been earned on these funds since October 2004. Of this amount, approximately $128,000 was used to pay interest that had been accruing under the note owed to Laurus. The remaining $1.9 million is intended to be used for potential merger and acquisition activity, as well as other general operating purposes. The minimum monthly principal repayment of $100,000 began on May 1, 2005 and continued through the August 1, 2005 payment. With the release of the remaining $2 million, the minimum monthly principal repayment will increase to approximately $177,000 and continue through the October 18, 2007 maturity date.

We recorded interest expense of approximately $230,000 and $376,000 for the three and nine months ended September 30, 2005 related to this convertible note, and approximately $19,000 and $49,000 for the three and nine months ended September 30, 2004 related to a bank line of credit that was paid off with the proceeds of the Laurus note.

5. STOCKHOLDER’S EQUITY

During March 2005, 83,330 shares of common stock were issued to SBI USA as payment for investment banking consulting services valued at $62,500.

During April 2005, 500,000 shares of common stock were issued to our former Vice President of Sales for services rendered at a value of $200,000, and in May 2005, 1,760,868 shares were issued as the result of the exercise of warrants previously granted to individuals associated with the April 2004 reverse merger.

Preferred stock outstanding at December 31, 2004 has been restated by $820 to account for 820,000 shares that were previously noted as outstanding, but were in fact to be issued subject to shareholder approval. At our Annual Meeting of Shareholders held on September 26, 2005, the issuance of these shares were approved by our shareholders and were issued as of that date.

Stock options

On April 29, 2005, we adopted the “2005 Equity Incentive Plan” (the “Plan”) to provide a means by which we can retain and maximize the services of our current employees, directors and consultants. An aggregate of 7,500,000 shares of our common stock may be issued pursuant to awards from the Plan. The Plan was approved by our shareholders at our recent Annual Meeting of Shareholders. Of the options granted to date, 2,508,750 options were granted to our officers.

The following is a summary of activity of outstanding stock options under the 2005 Equity Incentive Plan:

	Number of Shares	Weighted Average Exercise Price
Options granted	3,018,250	$0.23
Options exercised	—	—
Options cancelled	(37,500)	$0.25
Balance at September 30, 2005	2,980,750	$0.23
Exercisable at September 30, 2005	298,927	$0.25

The following is a summary of information about the 2005 Stock Option Plan options outstanding at September 30, 2005:

Shares Underlying Options Outstanding				Shares Underlying Options Exercisable
		Average	Weighted
Range of		Remaining	Average
Exercise	Outstanding	Contractual	Exercise	Options	Exercise
Prices	Options	Life	Price	Exercisable	Price
$0.17-$0.25	2,980,750	2.7 years	$0.23	298,927	$0.25

We measure our stock-based compensation using the intrinsic value method of accounting in accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees.”  Because we establish the exercise price based on the fair market value of our common stock at the date of grant, the options have no intrinsic value upon grant, and therefore no expense is recorded. Equity instruments issued to non-employees for goods and services are accounted for at fair value.

As required by Financial Accounting Standards Board (FAS) No. 123, “Accounting for Stock-Based Compensation,” and FAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the pro forma effects of stock-based compensation on net loss and net loss per common share have been estimated at the date of grant using the Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting periods. The pro forma effects of recognizing compensation expense under the fair value method on net income and net earnings per common share were as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2005
	2005	2004	2005	2004
Net loss attributable to common stockholders
As reported	$(332,071)	$(434,780)	$(920,822)	$(263,563)
Fair value of stock-based employee compensation	(275,939)	—	(480,868)	—
Pro forma	$(608,010)	$(434,780)	$(1,401,690)	$(263,563)
Net loss per share:
As reported	$(0.02)	$(0.02)	$(0.05)	$(0.01)
Pro forma	$(0.03)	$(0.02)	$(0.07)	$(0.01)

The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Beckstead and Watts, LLP
Certified Public Accountants
2425 W Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 (tel)
702.362.0540 (fax)

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of Millennix Inc. (the “Company”), as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennix Inc. as of December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ BECKSTEAD AND WATTS, LLP

Henderson, Nevada
September 26, 2005

MILLENNIX INC.
Balance Sheets

	December 31,
	2004	2003
Assets
Current Assets:
Cash and equivalents	$327,140	$468,424
Accounts receivable, net of allowance for doubtful accounts	640,581	760,590
Total Current Assets	967,721	1,229,013
Fixed Assets, net	50,661	73,906
	$1,018,382	$1,302,920
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$312,574	$324,303
Accrued payroll and employee benefits	84,318	100,705
Accrued liabilities	267	142,536
Grant reserves	508,657	179,048
Deferred revenue	214,102	114,478
Notes payable—current portion	55,000	55,000
Notes payable—related party	781,812	381,812
Total Current Liabilities	1,956,730	1,297,883
Long-term note payable, less current portion	68,750	123,750
	2,025,480	1,421,633
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, no par value, 10,000 shares authorized, 50 shares issued and outstanding	100	100
Retained earnings (deficit)	(1,007,198)	(118,813)
	(1,007,098)	(118,713)
	$1,018,382	$1,302,920

The accompanying notes are an integral part of these financial statements.

MILLENNIX INC.
Statements of Operations

	Years ended December 31,
	2004	2003
Service Revenue	$2,598,543	$4,394,594
Reimbursement revenue	413,580	1,406,193
Total Revenue	3,012,123	5,800,787
Cost of Revenue	2,893,033	4,645,748
Gross profit	119,090	1,155,039
Operating Expenses:
Depreciation expense	27,118	53,938
General and administrative expenses	178,956	180,130
Professional fees	28,905	18,856
Rent	173,428	163,910
Salaries and wages	571,373	838,051
Sales and marketing expenses	27,244	19,386
Total Operating Expenses	1,007,024	1,274,270
Net Operating Income (Loss)	(887,934)	(119,230)
Other income (expense)
Other income	5,000	—
Interest expense	(5,451)	—
Total Other Income (Expense)	(451)	—
Net Income (Loss)	$(888,385)	$(119,230)
Weighted average number of common shares outstanding—basic and fully diluted	50	50
Net income (loss) per share—basic and fully diluted	$(17,767.70)	$(2,384.60)

The accompanying notes are an integral part of these financial statements.

MILLENNIX INC.
Statement of Changes in Stockholders’ Equity

	Common Stock		Additional Paid-in	Retained	Total Stock-holders’
	Shares	Amount	Capital	Earnings	Equity (deficit)
Balance, December 31, 2002	50	$100	$—	$417	$517
Net loss				(119,230)	(119,230)
Balance, December 31, 2003	50	100	—	(118,813)	(118,713)
Net loss				(888,385)	(888,385)
Balance, December 31, 2004	50	$100	$—	$(1,007,198)	$(1,007,098)

The accompanying notes are an integral part of these financial statements.

MILLENNIX INC.
Statements of Cash Flows

	Years ended December 31,
	2004	2003
Cash flows from operating activities
Net loss	$(888,385)	$(119,230)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	27,118	53,938
Changes in assets and liabilities
Accounts receivable	120,009	312,312
Deferred revenue	99,625	114,478
Accounts payable	(11,729)	(316,061)
Accrued payroll and employee benefits	(16,387)	83,916
Accrued liabilities	(142,269)	142,535
Grant reserves	329,608	179,048
Net cash provided (used) by operating activities	(482,411)	450,935
Cash flows from investing activities
Purchase of fixed assets, including internal-use software	(3,873)	—
Net cash used by investing activities	(3,873)	—
Cash flows from financing activities
Proceeds from note payable—related party	440,000	203,626
Payments on note payable—related party	(40,000)	(172,000)
Proceeds from note payable	—	—
Payments on note payable	(55,000)	(55,000)
Net cash provided (used) by financing activities	345,000	(23,374)
Net increase (decrease) in cash and cash equivalents	(141,284)	427,561
Cash and cash equivalents, beginning of year	468,424	40,863
Cash and cash equivalents, end of year	$327,140	$468,424
Supplemental disclosures:
Interest paid	$5,451	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these financial statements.

MILLENIX INC.
NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Nature of Business

We are a full service Clinical Research Organization (CRO) with a unique focus in specialty areas of oncology, HIV, complex infectious disease, vaccines, gene therapy, immunology, biologics, metabolic and chronic diseases. We provide unparalleled professional clinical research services to the pharmaceutical, biotechnology, and medical device industries.

We provide a full spectrum of services to support a wide variety of clinical studies. We are competitively advantaged through extensive staff experience, a record of significant accomplishment and our attention to the particular and specific needs of sponsors working in the target areas.

The MILLENNIX Information Management System (MIMS) is secure 24/7 web portal providing access to group communication tools for information exchange within a clinical program. The portal is customized for each client or study allowing document and file upload and download through tiered, authenticated user groups.

Our Transitional Research GroupTM (TRG) bridges therapeutic development from pre-clinical to “first-time-in-man.”  We provide services to continue development through FDA approval.

We were incorporated on September 4, 1997 under the laws of the state of New York. With the consent of shareholders, we elected to be treated as a sub chapter “S” corporation pursuant to section 1362 (a) of the internal revenue code whereby the income of the S corporation is taxed to the shareholders of the corporation rather than to the corporation itself.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We maintain an allowance for doubtful accounts for estimated losses resulting from an inability of clients to make required payments. This allowance is based on account receivables, historical collection experience, current economic trends, and changes in the customer payment terms.

Cash and Cash Equivalents

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Our restricted cash equivalents consist primarily of a short-term money market deposit. Our cash accounts are with certain financial institutions. The balances in these accounts exceed the maximum U.S. federally insured amount. We have not experienced any losses in such accounts and we believe that we are not exposed to any significant credit risk on our cash and cash equivalents.

Revenue Recognition, Accounts Receivable

Revenues are derived primarily from clinical research outsourcing. Revenues are recognized on a time-and-materials or straight-line basis. Before revenues are recognized, the following four criteria must be met: (a) persuasive evidence of an arrangement exists; (b) delivery has occurred or services rendered; (c) the fee is fixed and determinable; and (d) collectibility is reasonably assured. We determine if the fee is fixed and determinable and collectibility is reasonably assured based on our judgment regarding the nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Arrangements range in length from less than one year to several years.

Revenues from time-and-materials arrangements are generally recognized based upon contracted hourly billing rates as the work progresses. Revenues from fixed fee arrangements for consulting are generally recognized on a rate per hour or percentage-of-completion basis. For each of our fixed fee contracts we maintain estimates of total revenue and cost over the contract term. For purposes of periodic financial reporting on the fixed price consulting contracts, we accumulate total actual costs incurred to date under the contract. Amounts billed in advance of the period in which service is rendered are recorded as a liability under deferred revenue. We recorded deferred revenue as of December 31, 2004 and 2003, in the amount of $214,102 and $114,478, respectively.

Revenues recognized on fixed price service contracts are subject to revisions as the contract progresses to completion. If we do not accurately estimate the resources required or the scope of the work to be performed, do not complete our projects within the planned periods of time, or do not satisfy our obligations under the contracts, then profit may be significantly and negatively affected or losses may need to be recognized. Revisions in our contract estimates are reflected in the period in which the determination is made that facts and circumstances dictate a change of estimate. Favorable changes in estimates result in additional revenues recognized, and unfavorable changes in estimates result in a reduction of recognized revenues. Provisions for estimated losses on individual contracts are made in the period in which the loss first becomes known.

On certain contracts, or elements of contracts, costs are incurred subsequent to the signing of the contract, but prior to the rendering of service and associated recognition of revenue. Where such costs are incurred and realization of those costs is either paid for upfront or guaranteed by the contract, those costs are deferred and later expensed over the period of recognition of the related revenue. At December 31, 2004 and 2003, the Company had no deferred costs.

Reimbursable Out-of-Pocket Expenses

In addition to the standard costs incurred to provide services to our customers, we pay other incidental expenses, in excess of contract amounts, which are generally reimbursable under the terms of the contract. These expenses are included in the cost of revenue and are approximately equal to the amount recorded as reimbursement revenue.

Credit Risks

Financial instruments that subject us to concentrations of credit risks consist primarily of cash and cash equivalents and billed and unbilled accounts receivable. Our clients are primarily involved in the healthcare and pharmaceutical industries. The significant majority of our accounts receivable exposure is to large, well-established firms. Concentrations of credit risk with respect to billed and unbilled accounts receivable are mitigated, to some degree, based upon the nature of our clients. Management considers the likelihood of material credit risk exposure as remote.

The healthcare and life sciences industries may be affected by economic factors, which may impact accounts receivable. At December 31, 2004, approximately 77% of the outstanding trade receivables are due from three customers who also accounted for approximately 80% of total sales. At December 31, 2003, approximately 79% of the outstanding trade receivables are due from four customers who also accounted for approximately 85% of total sales. Management does not believe that any single customer or geographic area represents significant credit risk.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain other liabilities approximate their estimated fair values due to the short-term nature of these instruments. Investments available for sale are carried at fair value.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from three to seven years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever are shorter.

Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts, and any gain or loss on such disposition is reflected in the consolidated statements of operations. Expenditures for repairs and maintenance are charged to operations as incurred.

Income Taxes

We have elected, with the consent of our stockholders, under the Internal Revenue Code to be taxed as an S Corporation. The stockholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements. Certain specific deductions and credits flow through the Company to its stockholders.

This election is valid for New York pursuant to Chapter 4.5 of the New York Revenue and Taxation Code; however, New York law requires a minimum franchise tax in the amount of $425 for which a provision has been provided. It is our intention to make periodic distributions to the stockholders so that their individual tax liabilities are met.

Net Income (Loss) Per Share

Net income (loss) per basic share is computed using the weighted average number of common shares outstanding. Net income (loss) per diluted share is computed using the weighted average common shares and potential common shares outstanding. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Options to purchase 332 shares of common stock were outstanding as of December 31, 2004.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Statement 123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123R on July 1, 2005. Statement 123R permits public companies to adopt its requirements using one of two methods:

1.      A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123R for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123R that remain unvested on the effective date.

2.      A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We are currently evaluating the two different methods for the adoption of Statement 123 and have not determined which of the two methods we will adopt.

To date, we have not issued stock-based payments to our employees, though we anticipate the issuance of stock options during 2005. As such, we have not recognized any stock-based compensation during 2004 and 2003.

We believe that the adoption of Statement 123R’s fair value method will have a material impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. Statement 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. We cannot estimate what those amounts will be as it will depend on the levels of share-based payments granted in the future.

3. ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount we expect to collect. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We consider the following factors when determining the collectibility of a specific account: credit-worthiness, historical payment activity and changes in customer payment terms. We provide for estimated allowances through a charge to earnings and a credit to a receivable allowance. Balances that remain outstanding after we have made reasonable collection efforts are written off through a charge to the valuation and a credit to accounts receivable. As of December 31, 2004 and 2003, accounts receivable balances contained allowances in the amount of $174,731 and $390,350, respectively.

4. FIXED ASSETS

Property and equipment at December 31, 2004 and 2003 consisted of the following:

	2004	2003
Computers	$32,701	$32,701
Furniture and fixtures	17,811	13,938
Software	197,428	197,428
	247,940	244,067
Less Accumulated Depreciation	(197,279)	(170,161)
	$50,661	$73,906

Depreciation expense totaled $27,118 and $53,938 during the years ended December 31, 2004 and 2003, respectively.

5. GRANT RESERVES

We record the receipt of grant funds as a liability until fully earned by investigative sites contracted to conduct clinical study programs. As of December 31, 2004 and 2003, we had grant reserves remaining in the amount of $508,657 and $179,048, respectively.

6. NOTE PAYABLE

Notes payable as of December 31, 2004, consisted of the following:

Note payable to bank, secured by all assets of the Company bearing interest at a rate of prime plus 1% per annum, with monthly principal and interest payments of $4,583, scheduled to mature in March of 2007. As of December 31, 2004 and 2003 the balance owing was $123,750 and $178,750, respectively.

The Company has recorded $5,451 in interest expense as of December 31, 2004.

7. NOTE PAYABLE—RELATED PARTY

As of December 31, 2004, officers and director of the Company has periodically loaned money to the Company for operating expenses. The loans bear interest ranging from prime plus ..75 to 2.5% and are due on demand. At December 31, 2004 and 2003, the principal balance of the loans totaled $781,812 and $381,812.

8. STOCKHOLDERS’ EQUITY

We are authorized to issue 10,000 shares of no par common stock.

On March 29, 2002, we effectuated a 5 for 1 forward split of all issued and outstanding stock. All references to stockholders’ equity retroactively reflect to forward split.

As of December 31, 2004 and 2003, 50 shares of no par common stock were issued to the founder and President for cash in the amount of $100.

9. COMMITMENTS AND CONTINGENCIES

During 2004, we entered into a new operating lease obligation totaling $32,810. Future minimum lease payments on the operating lease obligation at December 31, 2004 are as follows:

For the year ending December 31:
2005	$6,562
2006	6,562
2007	6,562
2008	6,562
Total	$26,248

The Company also leases its office facilities under operating leases that expire over the next two years. At December 31, 2004, the Company was obligated under non-cancelable operating leases with future minimum rentals as follows:

Years Ending
2005	$177,875
2006	59,292
Total	$237,167

Rent expense was $173,428 and $163,910 for the years ended December 31, 2004 and 2003, respectively.

10. PROFIT SHARING PLANS

We provide a 401(k) salary deferral plan for eligible employees. Employees may elect to reduce their compensation by an amount that will not exceed the total amount allowed by the Internal Revenue Code for all contributions to qualified plans. The plan does provide for discretionary contributions by the employer. Contributions in the amount of $17,943 and $24,164 were accrued by the Company to the plan for the years ended December 31, 2004 and 2003, respectively.

11. STOCK OPTION PLAN

On March 29, 2002, the Company adopted its “2002 Stock Option Plan” (the “Plan”) and granted incentive and nonqualified stock options with rights to purchase a maximum of 5,000 shares of the Company’s no par value common stock. We have issued options to purchase 332 shares of stock pursuant to the plan, and no options were exercised as of December 31, 2004.

Millennix Inc.
Balance Sheet

September 30,
2005
Assets
Current assets:
Cash and equivalents	$178,060
Accounts receivable, net of allowance for doubtful accounts	1,169,338
Prepaid expenses	44,926
Total current assets	1,392,324
Fixed assets, net of depreciation	16,394
$1,408,718
Liabilities and Stockholders’ (Deficit)
Current liabilities:
Accounts payable	$268,331
Accrued payroll and employee benefits	75,278
Accrued liabilities	267
Grant reserves	251,738
Deferred revenue	623,176
Notes payable—current portion	55,000
Notes payable—related party	820,821
Total current liabilities	2,094,611
Long-term note payable, less current portion	27,500
2,122,111
Commitments and contingencies
Stockholders’ equity (deficit):
Common stock, no par value, 10,000 shares authorized, 50 shares issued and outstanding	100
Retained earnings (deficit)	(713,493)
(713,393)
$1,408,718

The accompanying notes are an integral part of these financial statements.

Millennix Inc.
Statements of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Service revenue	$784,652	$791,051	$2,612,884	$1,795,681
Reimbursement revenue	149,086	107,127	448,899	242,317
Total revenue	933,738	898,178	3,061,783	2,037,998
Cost of revenue	668,469	613,096	1,965,677	2,117,980
Gross profit	265,269	285,081	1,096,106	(79,982)
Operating Expenses:
Depreciation expense	11,423	—	34,268	—
General and administrative expenses	44,443	28,089	132,753	115,043
Professional fees	1,514	6,738	9,865	8,938
Rent	44,469	43,579	132,517	129,849
Salaries and wages	155,982	129,804	443,254	421,277
Sales and marketing expenses	6,374	3,251	32,500	21,121
Total operating expenses	264,205	211,461	785,156	696,228
Net operating income (loss)	1,064	73,621	310,950	(776,209)
Other income (expense):
Interest expense	(6,599)	(1,015)	(17,246)	(1,178)
Net income (loss)	$(5,535)	$72,606	$293,704	$(777,388)
Weighted average number of common shares outstanding—basic and fully diluted	50	50	50	50
Net income (loss) per share—basic and fully diluted	$(110.69)	$1,452.11	$5,874.08	$(15,547.76)

The accompanying notes are an integral part of these financial statements.

Millennix Inc.
Statements of Cash Flows

	For the Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities
Net income (loss)	$293,705	$(777,388)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation expense	34,268	—
Changes in assets and liabilities:
Accounts receivable	(528,757)	(276,342)
Prepaid expenses	(44,926)	—
Deferred revenue	409,074	(22,851)
Accounts payable	(44,243)	71,186
Accrued payroll and employee benefits	(9,040)	(24,702)
Accrued liabilities	—	(141,786)
Grant reserves	(256,919)	432,247
Net cash used by operating activities	(146,839)	(739,635)
Cash flows from investing activities
Purchase of fixed assets, including internal-use software	—	(36,116)
Net cash used by investing activities	—	(36,116)
Cash flows from financing activities
Proceeds from note payable—related party	40,000	440,000
Payments on note payable—related party	(992)	—
Proceeds from note payable	—	—
Payments on note payable	(41,250)	(41,250)
Net cash provided by financing activities	(2,242)	398,750
Net increase in cash and cash equivalents	(149,081)	(377,001)
Cash and cash equivalents, beginning of year	327,140	468,424
Cash and cash equivalents, end of year	$178,060	$91,423
Supplemental disclosures:
Interest paid	$5,451	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these financial statements.

MILLENNIX INC.
NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with our financial statements for the year ended December 31, 2004 and the notes thereto. We have followed the same accounting policies in the preparation of these consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

2. ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount we expect to collect. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We consider the following factors when determining the collectibility of a specific account: credit-worthiness, historical payment activity and changes in customer payment terms. We provide for estimated allowances through a charge to earnings and a credit to a receivable allowance. Balances that remain outstanding after we have made reasonable collection efforts are written off through a charge to the valuation and a credit to accounts receivable. As of September 30, 2005 and 2004, accounts receivable balances contained allowances in the amount of $174,731 and $390,350, respectively.

3. FIXED ASSETS

During the nine months ended September 30, 2005 and 2004, depreciation expense totaled $34,268 and $0, respectively.

4. GRANT RESERVES

We record the receipt of grant funds as a liability until fully earned by investigative sites contracted to conduct clinical study programs. As of September 30, 2005 and 2004, we had grant reserves remaining in the amount of $251,738 and $611,296 respectively.

5. NOTE PAYABLE

Notes payable as of September 30, 2005, consisted of the following:

Note payable to bank, secured by all assets of the Company bearing interest at a rate of prime plus 1% per annum, with monthly principal and interest payments of $4,583, scheduled to mature in March of 2007. As of September 30, 2005 and 2004 the balance owing was $82,500 and $137,500, respectively.

The Company has recorded $17,246 in interest expense as of September 30, 2005.

6. NOTE PAYABLE—RELATED PARTY

As of September 30, 2005, officers and director of the Company has periodically loaned money to the Company for operating expenses. The loans bear interest ranging from prime plus ..75 to 2.5% and are due on demand. At September 30, 2005 and 2004, the principal balance of the loans totaled $820,821 and $821,812.

7. STOCKHOLDERS EQUITY

The Company is authorized to issue 10,000 shares of no par common stock.

On March 29, 2002, the Company effectuated a 5 for 1 forward split of all issued and outstanding stock. All reference to stockholders equity retroactively reflect the forward split.

As of December 31, 2004 and 2003, 50 shares of no par common stock were issued to the founder and President for cash in the amount of $100.

There have been no other issuances as of September 30, 2005.

8. SUBSEQUENT EVENTS

On November 9, 2005, the Company entered into an “Asset Purchase Agreement” with IT&E International Group, (“IT&E”), whereby the Company has agreed to transfer its assets and certain liabilities in exchange for $1,100,000 in cash and 10,416,667 shares of IT&E’s common stock. Pursuant to the Agreement, an additional $1,400,000 will be paid contingent upon the achievement of specific revenue milestones during the years ending December 31, 2006 and 2007.

Exhibit 23.1

Beckstead and Watts, LLP
Certified Public Accountants

2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984
702.362.0540 fax

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use of our report dated October 19, 2005 relating to the restated financial statements of IT&E International Group for the year ended December 31, 2004 in the Registration Statement on Form SB-2 dated February 10, 2006 of IT&E International Group.

We hereby consent to the use of our report dated March 22, 2005 relating to the financial statements of IT&E International Group for the year ended December 31, 2003 in the Registration Statement on Form SB-2 dated February 10, 2006 of IT&E International Group.

We hereby consent to the use of our report dated September 26, 2005 relating to the financial statements of Millennix, Inc. for the years ended December 31, 2004 and 2003 in the Registration Statement on Form SB-2 dated February 10, 2006 of IT&E International Group.

Signed,

/s/ Beckstead and Watts, LLP

February 10, 2006

IT&E Internaotional Group
Unaudited Pro Forma Condensed Consolidated Financial Statements

On November 9, 2005 and December 22, 2005, IT&E International Group (the “Company”, “we” or “our”) entered into a series of transactions related to a private placement of the registrant’s senior secured convertible promissory notes, the acquisition of assets from Millennix Inc., and the amendment of agreements with Laurus Master Fund, Ltd, including the payoff of the outstanding balance of a $5,000,000 Secured Convertible Term Note, dated October 18, 2004. Summaries of these transactions are as follows:

The Private Placement

On November 9, 2005, in connection with the private placement of our senior secured convertible promissory notes to certain investors (“Private Placement”), we entered into a Securities Purchase Agreement that obligated the Company to issue senior secured convertible promissory notes (“Senior Notes”) in the aggregate principal amount of up to $11,500,000 and warrants to purchase an additional 82,142,832 shares of common stock of the registrant.

At the initial closing, we issued Senior Notes in the aggregate principal amount of $7,000,000 and warrants to purchase an additional 49,999,985 shares of our common stock at an exercise price of $0.10 per share. Of this amount, $5,800,000 was issued to ComVest Investment Partners II LLC (“ComVest”).

On December 22, 2005, in connection with the second closing of the Private Placement, we issued Senior Notes in the aggregate principal amount of $4,500,000 to ComVest along with a warrant to purchase up to an additional 32,142,847 shares of our common stock at an exercise price of $0.10 per share.

The Senior Notes shall automatically convert into shares of the Company’s Series D Convertible Preferred Stock (“Series D Preferred Stock”) equal to the total outstanding principal amount under all issued and outstanding Senior Notes divided by $1,000 upon the due authorization of such Series D Preferred Stock and the filing of a Certificate of Designations setting forth the rights, preferences and privileges of such Series D Preferred Stock with the relevant Secretary of State. Each share of Series D Preferred Stock shall initially be convertible at the option of the holder into 14,285.71 shares of the Company’s common stock. The Company has recorded this transaction as equity since the number of shares to be issued is fixed and determinable, and the conversion of the Senior Notes is an event certain to occur since our Board of Directors and shareholders have previously approved the creation of the Series D Preferred Stock for this purpose and the conversion of the Senior Note into equity is subject only to the filing of a definitive Schedule 14C Information Statement related to the actions taken in connection with the Private Placement and the expiration of the applicable waiting period prescribed by Rule 14c-2 of the Securities Exchange Act of 1934, as amended. In addition, in accordance with Emerging Issues Task Force No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, since the Senior Notes are convertible into equity at beneficial conversion rates, an embedded beneficial conversion feature has been computed at approximately $8.1 million and is being treated as a dividend to the preferred shareholders and will result in a reduction of the earnings (loss) available to common shareholders for earnings per share purposes.

In addition, pursuant to the Securities Purchase Agreement, we have given ComVest the right to purchase an additional Senior Note in the principal amount of up to $5,000,000 and warrants to purchase up to an additional 35,714,256 shares of common stock for a period of six (6) months after November 9, 2005.

The Millennix Acquisition

On November 9, 2005, we also entered into an Asset Purchase Agreement pursuant to which we purchased substantially all of the assets of Millennix Inc. (“Millennix”). Millennix is a contract research organization located in the State of New York. The purchase price paid for such assets was $1,100,000 in cash, 10,416,667 shares of the registrant’s common stock (the “Acquisition Shares”) and a possible additional $1,400,000 in cash, contingent on the achievement of certain earnout milestones. Further, in connection with the acquisition of the Millennix assets, the registrant also assumed certain liabilities of Millennix, including, without limitation, the amounts outstanding under certain promissory notes in the aggregate principal amount of approximately $850,000. Additionally, we also issued fully vested stock options to certain Millennix employees. A portion of the proceeds from the Private Placement was used to fund the cash portion of the consideration paid for the Millennix assets.

Pursuant to the Asset Purchase Agreement, Dr. Gene Resnick, the sole shareholder of Millennix, is obligated to indemnify the Company for breaches of the representations and warranties of Millennix contained in the Asset Purchase Agreement for a period of twenty-four (24) months after the closing of the acquisition of Millennix up to a maximum aggregate amount of $275,000. The Company entered into an Indemnity Escrow Agreement with Dr. Resnick and Union Bank of California, pursuant to which we deposited $110,000 of the cash portion of the purchase price for the Millennix assets with Union Bank of California as partial security for the indemnification obligations of Millennix and Dr. Resnick. Any funds remaining in the escrow account twelve (12) months after the closing of the acquisition of Millennix will be released to Millennix (subject to the existence of any outstanding and unresolved claims).

The Laurus Amendment

The Company had previously entered into the following agreements with Laurus Master Fund, Ltd. (“Laurus”): (i) a Secured Convertible Term Note, dated October 18, 2004 (the “Laurus Note”); (ii) a Common Stock Purchase Warrant, dated October 18, 2004 (the “Laurus Warrant”); (iii) a Registration Rights Agreement, dated October 18, 2004 (“Registration Rights Agreement”); and (iv) the Securities Purchase Agreement, dated October 18, 2004, as amended (the “Securities Purchase Agreement” and together with the Laurus Note, the Laurus Warrant and the Registration Rights Agreement and the additional agreements referenced therein, the “Loan Documents”).

On November 9, 2005, we entered into an amendment to the Loan Documents (the “Amendment”). Pursuant to the Amendment, we pre-paid the entire amount outstanding under the Laurus Note, including all outstanding principal and accrued interest, together with a pre-payment penalty of $650,000. In addition, we amended the Laurus Warrant to reduce the exercise price of such Laurus Warrant to $0.22 per share. This repricing of the warrants resulted in an additional cost of pre-paying the loan of approximately, $38,000.

The following presents our unaudited pro forma financial information for the year ended December 31, 2004 and for the nine months ended September 30, 2005. The pro forma statements of operations are presented as if these transactions occurred as of January 1, 2004. The unaudited pro forma balance sheet has been prepared as if the transactions occurred as of September 30, 2005. The pro forma adjustments are based upon information available and certain assumptions that we believe are reasonable.

The unaudited pro forma condensed consolidated statements do not necessarily represent the actual results that would have been achieved had the transactions occurred on the dates presented, nor are they indicative of future operations. These unaudited pro forma condensed financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

IT&E INTERNATIONAL GROUP
Unaudited Consolidated Combined Pro Forma Balance Sheet
September 30, 2005

	IT&E International Group September 30, 2005	Millennix Inc. September 30, 2005	Notes	Pro Forma Adjustments	Pro Forma Combined
	(unaudited)	(unaudited)
Assets
Current assets:
Cash	$2,177,026	$178,060	1)	4,661,638	$7,016,724
Accounts receivable, net of allowance for doubtful accounts	2,418,511	1,169,338			3,587,849
Unbilled revenue	79,312	—			79,312
Prepaid and other current assets	228,614	44,926	2)	(74,264)	199,276
Total current assets	4,903,463	1,392,324		4,587,374	10,883,161
Fixed assets, net	265,956	16,394			282,350
Loan fees, net	590,299	—	3)	(590,299)	—
Deposits	11,679	—			11,679
Intangibles	—	—	4)	1,031,000	1,031,000
Goodwill	—	—	4)	3,147,102	3,147,102
	$5,771,397	$1,408,718		$8,175,177	$15,355,292
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$394,662	$268,331			$662,993
Accrued payroll and employee benefits	489,029	75,278			564,307
Current portion of capital lease obligations	3,441	—			3,441
Notes payable to related parties	—	820,821			820,821
Current portion of note payable	2,123,077	55,000	5)	(2,178,077)	—
Accrued interest on note payable	41,285	—	5)	(41,285)	—
Deferred revenue	—	874,914			874,914
Deferred rent	24,927	—			24,927
Other accrued liabilities	114,897	267			115,164
Total current liabilities	3,191,318	2,094,611		(2,219,362)	3,066,567
Long-term capital lease obligations, less current portion	13,388	—			13,388
Long-term note payable, less current portion	2,300,000	27,500	5)	(2,327,500)	—
	5,504,706	2,122,111		(4,546,862)	3,079,955
Stockholders’ equity	266,691	(713,393)	6)	12,722,039	12,275,337
	$5,771,397	$1,408,718		$8,175,177	$15,355,292

See accompanying notes to the unaudited consolidated combined pro forma financial statements

IT&E INTERNATIONAL GROUP
Unaudited Consolidated Combined Pro Forma Statements of Operations
For the year ended December 31, 2004

	IT&E International Group	Millennix Inc.	Notes	Pro Forma Adjustments	Pro Forma Combined
	(restated)
Service revenue	$13,437,388	$2,598,543			$16,035,931
Reimbursement revenue	405,749	413,580			819,329
Total revenue	13,843,137	3,012,123			16,855,260
Cost of revenue	9,497,806	2,893,033			12,390,839
Reimburseable out-of-pocket expenses	405,749	—			405,749
Total cost of sales	9,903,555	2,893,033			12,796,588
Gross profit	3,939,582	119,090			4,058,672
Operating Expenses:
General and administrative expenses	2,815,865	790,174			3,606,039
Sales and marketing expenses	982,077	27,244			1,009,321
Depreciation expense	21,588	27,118			48,706
Amortization of intangibles	—	—	1)	285,393	285,393
Officer compensation	457,981	162,488	2)	77,500	697,969
Total operating expenses	4,277,511	1,007,024			5,647,428
Net operating loss	(337,929)	(887,934)			(1,588,756)
Other income (expense):
Interest expense	(102,131)	(5,451)	3)	38,455	(69,127)
Loan fee amortization	(60,235)	—	3)	60,235	—
Fees on long-term debt	—	—	4)	(687,922)	(687,922)
Write off of loan fees	—	—	5)	(867,379)	(867,379)
Other	32,831	5,000			37,831
Total other income (expense)	(129,535)	(451)			(1,586,597)
Loss before provision for income taxes	(467,464)	(888,385)			(3,175,353)
Provision for income taxes	—	—			—
Net loss	(467,464)	(888,385)			(3,175,353)
Beneficial Conversion Feature	—	—			(8,106,350)
Net loss applicable to common stockholders	$(467,464)	$(888,385)			$(11,281,703)
Weighted average number of common shares outstanding—basic and fully diluted	19,000,000		6)	10,779,167	29,779,167
Net income (loss) per share—basic and fully diluted	$(0.02)				$(0.38)

See accompanying notes to the unaudited consolidated combined pro forma financial statements

IT&E INTERNATIONAL GROUP
Unaudited Consolidated Combined Pro Forma Statements of Operations
For the nine months ended September 30, 2005

	IT&E International Group	Millennix Inc.	Notes	Pro Forma Adjustments	Pro Forma Combined
Service revenue	$13,036,358	$2,612,884			$15,649,242
Reimbursement revenue	379,833	448,899			828,732
Total revenue	13,416,191	3,061,783			16,477,974
Cost of revenue	8,907,476	1,965,677			10,873,153
Reimburseable out-of-pocket expenses	379,833	—			379,833
Total cost of sales	9,287,309	1,965,677			11,252,986
Gross profit	4,128,882	1,096,106			5,224,988
Operating Expenses:
General and administrative expenses	2,405,345	588,388			2,993,733
Sales and marketing expenses	988,273	32,500			1,020,773
Depreciation expense	66,491	34,268			100,759
Amortization of intangibles	—	—	1)	140,545	140,545
Officer compensation	778,582	130,000	2)	50,000	958,582
Total operating expenses	4,238,691	785,156			5,214,392
Net operating income (loss)	(109,809)	310,950			10,596
Other income (expense):
Interest income	58,331	—			58,331
Interest expense	(375,960)	(17,246)	3)	391,406	(1,800)
Loan fee amortization	(216,845)	—	4)	216,845	—
Fees on long-term debt	(214,039)	—	4)	214,039	—
Non-cash financing costs	(62,500)	—			(62,500)
Total other income (expense)	(811,013)	(17,246)			(5,969)
Income (loss) before provision for income taxes	(920,822)	293,704			4,627
Provision for income taxes	—	—			—
Net income (loss)	$(920,822)	$293,704			$4,627
Weighted average number of common shares outstanding—basic and fully diluted	20,412,124		5)	10,779,167	31,191,291
Net income (loss) per share—basic and fully diluted	$(0.05)				$0.00

See accompanying notes to the unaudited consolidated combined pro forma financial statements

IT&E International Group
Notes to Unaudited Consolidated Combined Pro Forma Financial Statements

Balance Sheets at September 30, 2005

1)               Reflects net cash received related to ComVest Private Placement ($11,012,500), partially offset by cash used to pay outstanding balances (principal, accrued interest and loan prepayment penalty) payable to Laurus ($5,114,362) and Bank of New York ($82,500) and cash used to acquire assets of Millennix Inc. ($1,100,000) and its related transaction costs ($54,000).

2)               Includes write off of the capitalized transaction costs related to the purchase of Millennix Inc. ($64,459) and the ComVest Private Placement ($9,805).

3)               Reflects the write off of the unamortized portion of the loan fees related to the note payable to Laurus.

4)               Reflects the Intangible Assets ($1,031,000) and Goodwill ($3,147,102) acquired through the Millennix acquisition.

5)               Reflects the repayment of principal amount and accrued interest related to notes payable to Laurus ($4,464,362) and Bank of New York ($82,500).

6)               Includes: a) convertible notes payable net of related transaction costs for the ComVest Private Placement ($11,002,695); b) Costs associated with the pay off of the Laurus note payable ($1,240,299); c) common stock issued related to the acquisition of Millennix Inc. ($2,246,250); and d) elimination of the net equity of Millennix Inc. ($713,393).

Statements of Operations for the year ended December 31, 2004

1)               Reflects amortization of Intangibles.

2)               Reflects adjustment to officers’ compensation in conjunction of the Millennix acquisition.

3)               Reflects the reversal of interest expense and amortization of loan fees related to the Laurus note payable as if the repayment occurred on January 1, 2004.

4)               Reflects the prepayment penalties ($650,000) and non-cash costs related to the repricing of warrants ($37,922) related to the Laurus note payable.

5)               Reflects total loan fees related to Laurus note payable including the implied cost of warrants.

6)               Reflects the net shares issued in connection with the Millennix transaction.

Statements of Operations for the nine months ended September 30, 2005

1)               Reflects amortization of Intangibles.

2)               Reflects adjustment to officers’ compensation in conjunction to the Millennix acquisition.

3)               Reflects the reversal of interest expense related to notes payable to Laurus ($374,160) and Bank of New York ($17,246) as if the repayments occurred on January 1, 2004.

4)               Reflects the reversal of amortization of loan fees and fee on long-term debt related to the Laurus note payable.

5)               Reflects the net shares issued in connection with the Millennix transaction.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

1,924,000 Shares of Common Stock

IT&E INTERNATIONAL GROUP